MOUNTAIN VIEW CITY CENTER

NET OFFICE LEASE

by and between

EAGLE SQUARE PARTNERS,

a California limited partnership,

as Lessor

and

SOURCEFORCE, INC.,

a Delaware corporation,

as Lessee

i

47.	SEVERABILITY	26
48.	CUMULATIVE REMEDIES	26
49.	CHOICE OF LAW	26
50.	SIGNS	26
51.	GENDER AND NUMBER	26
52.	CONSENTS	26
53.	BROKERS	27
54.	SUBSURFACE AND AIRSPACE	27
55.	COMMON AREA	27
56.	LABOR DISPUTES	27
57.	CONDITIONS	27
58.	LESSEE’S FINANCIAL STATEMENTS	27
59.	LESSOR NOT A TRUSTEE	28
60.	MERGER	28
61.	NO PARTNERSHIP OR JOINT VENTURE	28
62.	LESSOR’S RIGHT TO PERFORM LESSEE’S COVENANTS	28
63.	PLANS.	28
64.	RELOCATION	28
65.	WAIVER OF JURY	28
66.	FURNITURE	28
67.	JOINT PARTICIPATION	28
68.	NON DISCLOSURE	28
69.	COUNTERPARTS	29

ii

MOUNTAIN VIEW CITY CENTER

NET OFFICE LEASE

For and in consideration of rentals, covenants, and conditions hereinafter set forth, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the herein described Premises for the term, at the rental rate specified herein and subject to and upon all of the terms, covenants and agreements set forth in this lease (“Lease”):

1.  SUMMARY OF LEASE PROVISIONS.

a.	Lessee: SOURCEFORGE, INC., a Delaware corporation (“Lessee”).

b.	Lessor: EAGLE SQUARE PARTNERS, a California limited partnership (“Lessor”).

c.	Date of Lease (for reference purposes only): July 14, 2007.

d.
Premises: That certain office space commonly known as 650 Castro Street, Suite 450, Mountain View, California, and shown cross-hatched on the reduced floor plan attached hereto as Exhibit “A,” consisting of approximately fourteen thousand five hundred eighty-three (14,583) square feet of Rentable Area (“the Premises”). (ARTICLE 2)

e.	Term: Sixty (60) months. (ARTICLE 3)

f.	Commencement Date: October 1, 2007, subject to Article 4.a. below. (ARTICLE 3)

g.
Lease Termination: The last day of the sixtieth (60th) full calendar month following the Commencement Date (“Expiration Date”), unless sooner terminated pursuant to the terms of this Lease. (ARTICLE 3)

h.	Base Rent: Monthly Base Rent shall be in the amounts set forth in the below rent schedule:

Months of Term	Monthly Base Rent
01	Free Rent Period
02-12	$46,665.60 per month, triple net
13-24	$48,065.57 per month, triple net
25-36	$49,507.54 per month, triple net
37-48	$50,992.76 per month, triple net
49-60	$52,522.54 per month, triple net
(ARTICLE 5)

i.	Security Deposit: Sixty-seven thousand five hundred forty-three and 03/100ths dollars ($67,543.03) (ARTICLE 6)

j.	Lessee’s Percentage Share: Fifteen and 32/100ths percent (15.32%). (ARTICLE 7)

k.
Parking: Nonexclusive right to use no more than three (3) parking spaces within the underground parking structure serving the Project per each one thousand (1,000) square feet of Rentable Area in the Premises. (ARTICLE 26)

l.	Addresses for Notices:

Lessor:                 c/o Prometheus Real Estate Group, Inc.
1900 South Norfolk Street, Suite 150
San Mateo, California 94403
Attn: Executive Vice President
Telephone No.: (650) 931-3400
Fax No.: (650) 931-3600

with a concurrent copy to:

c/o Prometheus Real Estate Group, Inc.
1900 South Norfolk Street, Suite 150
San Mateo, California 94403
Attn: Chief Financial Officer
Telephone No.: (650) 931-3400
Fax No.: (650) 931-3600

and with a concurrent copy to the
Project Management Office at:

20400 Stevens Creek Boulevard,
Suite 130
Cupertino, California 95014
Attn: Senior Portfolio Manager
Telephone No.: (408) 873-1021
Fax No.: (408) 873-0122

Lessee:                 Prior to the Commencement Date:
SourceForge, Inc.
46939 Bayside Parkway
Fremont, CA 94538
Attn: General Counsel
Telephone No.: (415) 687-7095
Fax No.: (510) 680-7155

Following the Commencement Date:
SourceForge, Inc.
650 Castro Street, Suite 450
Mountain View, CA
Attn: General Counsel
Telephone No.: ______________________
Fax No.: ____________________________

and with a concurrent copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Marc Gottschalk, Esq.
Telephone No.: (650) 354-4250
Fax No.: (650)493-6811

m.  Brokers: CPS Corfac International and NAI BT Commercial representing Lessee, and NAI BT Commercial representing Lessor. (ARTICLE 53)

n.  Summary Provisions in General. Parenthetical references in this Article 1 to other articles in this Lease are for convenience of reference, and designate some of the other Lease articles where applicable provisions are set forth. All of the terms and conditions of each such referenced article shall be construed to be incorporated within and made a part of each of the above referred to Summary of Lease Provisions. If any conflict exists between any Summary of Lease Provisions as set forth above and the balance of the Lease, then the latter shall control.

2.  PREMISES DEMISED Lessor does hereby lease to Lessee and Lessee hereby leases from Lessor the Premises described in Article 1.d., subject, nevertheless, to all of the terms and conditions of this Lease. Notwithstanding anything to the contrary contained in this Lease, the Premises shall be deemed for all purposes of this Lease to contain the amount of Rentable Area specified in Article 1.d. above, notwithstanding any deviation in actual Rentable Area of the Premises from such amount and the Lessee’s Percentage Share shall be deemed accurate as of the Commencement Date regardless of any Building measurement to the contrary. The Premises is approximately as shown as cross-hatched on the floor plan(s) attached hereto as Exhibit “A.” As used in this Lease, the term “Building” shall mean the building at the address listed in Article 1.d. above in which the Premises is located. The Building is situated upon the parcel(s) of land shown on Exhibit “B” attached hereto (collectively, the “Parcel”). The Building and the “Exterior Common Area” (as defined in Article 55 below) and all other improvements as now or hereafter located on the Parcel, if any, are herein sometimes referred to collectively as the “Project.”

3.  TERM.

a.  The term of this Lease shall be for the period designated in Article 1.e., commencing on the Commencement Date and ending on the Expiration Date set forth in Article 1.g., unless sooner terminated pursuant to this Lease (“Term”). The expiration or sooner termination of the Lease is hereinafter referred to as “Lease Termination.”

b.  Option to Extend. Lessee shall have the option to extend the Initial Term of this Lease for one (1) period of five (5) years, commencing immediately following the expiration of the Initial Term (such period is referred to herein as the “Extended Term”, “Initial Term” and “Extended Term” are collectively referred to as “Term”), on all provisions contained in this Lease (except for Base Rent and such other terms and conditions as are specifically or by their operation limited to the Initial Term only and except that Lessee shall have no further right or option to extend the term upon the expiration of the Extended Term), by giving notice of exercise of the option (the “Option Notice”) to Lessor at any time during the fifty-fourth (54th) month of the Initial Term.

Lessor’s ability to plan for the orderly transaction of its rental business, to accommodate the needs of other existing and potential tenants, and to enjoy the benefits of increasing rentals at such times as Lessor is able to do so in its sole and absolute discretion, are fundamental elements of Lessor’s willingness to provide Lessee with the option to extend contained herein. Accordingly, Lessee hereby acknowledges that strict compliance with the notification provisions contained herein, and Lessee’s strict compliance with the time period for such notification contained herein, are material elements of the bargained for exchange between Lessor and Lessee and are material elements of Lessee’s consideration paid to Lessor in exchange for the grant of the option. Therefore, Lessee’s failure to adhere strictly and completely to the provisions and time frame contained in this provision shall render the option automatically null, void and of no further force or effect, without notice, acknowledgement, or any action of any nature or sort, required of Lessor. Lessee acknowledges that no other act or notice, other than the express written notice set forth hereinabove, shall act to put Lessor on notice of Lessee’s intent to extend, and Lessee hereby waives any claims to the contrary, notwithstanding any other actions of Lessee during the Initial Term of this Lease or any statements, written or oral, of Lessee to Lessor to the contrary during the Initial Term of this Lease. Notwithstanding the foregoing, if Lessee is in default (after the expiration of any applicable period for cure pursuant to Article 22 below) on the date of giving the Option Notice, the Option Notice shall be totally ineffective, or if Lessee is in default (after the expiration of any applicable period for cure pursuant to Article 22 below) on the date the Extended Term is to commence, in addition to any and all other remedies available to Lessor under this Lease, at Lessor’s election, the exercise of the option shall be deemed null and void, the Extended Term shall not commence, and this Lease shall expire at the end of the Initial Term.

The option to extend granted pursuant hereto is personal to original Lessee signatory to this Lease and cannot be assigned, transferred or conveyed to, or exercised for the benefit of, any other person or entity (voluntarily, involuntarily, by operation of law or otherwise) including, without limitation, to any assignee or subtenant permitted under Article 13, except in the event of a “Permitted Transfer” (as defined in Article 13). All of Lessee’s rights under this Article 3.b. shall terminate upon the expiration of the Initial Term or sooner termination of this Lease.

The parties shall have thirty (30) days after Lessor receives the Option Notice in which to agree upon the adjustment of Base Rent as of the commencement of the Extended Term. The Base Rent shall be adjusted as of the commencement of the Extended Term to be an amount equal to one hundred percent (100%) of the then current “Fair Market Rental Value” (defined below) of the Premises at the time of commencement of the Extended Term. The term “Fair Market Rental Value” of the Premises as used in this Lease shall mean the then prevailing fair market rent for the Premises as of the commencement of the applicable Extended Term. In determining such rate, the parties may consider first class, “Class A” office space comparable in size and quality to the Premises, if any, located in the vicinity of the Project in the Mountain View office market, and located in the Building and other buildings comparable in size and quality to the Building in which the Premises is located, including, without limitation, and taking into consideration all other factors normally considered when determining fair market rental value (including, without limitation, the duration of the Extended Term and such rental increases as may be appropriate during such period); provided however, such determination of fair market rental value shall not consider the value of any improvements to the Premises installed at Tenant’s sole cost and expense (in excess of improvements funded by the Lessee Improvements Allowance).

Upon determination of the Fair Market Rental Value for the Premises, the parties shall immediately execute an amendment to this Lease stating the adjustment of the Base Rent as of the commencement of the Extended Term. In the event Lessee has retained the services of a real estate broker to represent Lessee during the negotiations in connection with the Extended Term, it is expressly understood that Lessor shall have no obligation for the payment of all or any part of a real estate commission or other brokerage fee to Lessee’s real estate broker in connection with the Extended Term. Lessee shall be solely responsible for payment of fees for services rendered to Lessee by such broker in connection with the Extended Term.

If the parties are unable to agree, in their sole and absolute discretion, on the Fair Market Rental Value for the Premises within such thirty (30) day period, then the Fair Market Rental Value as of the commencement of the Extended Term shall be determined as follows:

(i) Following the expiration of such thirty (30) day period, Lessor and Lessee shall meet and endeavor in good faith to agree upon a licensed commercial real estate agent with at least seven (7) years full-time experience as a real estate agent active in leasing of commercial office buildings in the area of the Premises to appraise and set the Fair Market Rental Value as of the commencement of the Extended Term. If Lessor and Lessee fail to reach agreement upon such agent within fifteen (15) days following the expiration of such thirty (30) day period, then, within fifteen (15) days thereafter, each party, at its own cost and by giving notice to the other party, shall appoint a licensed commercial real estate agent with at least seven (7) years full-time experience as a real estate agent active in leasing of commercial office buildings in the area of the Premises to appraise and set the Fair Market Rental Value as of the commencement of the Extended Term. If a party does not appoint an agent within fifteen (15) days after the other party has given notice of the name of its agent, the single agent appointed shall be the sole agent and shall set the Fair Market Rental Value as of the commencement of the Extended Term. If there are two (2) agents appointed by the parties as stated above, the agents shall meet within ten (10) days after the second agent has been appointed and attempt to set Fair Market Rental Value as of the commencement of the Extended Term. If the two (2) agents are unable to agree on such Fair Market Rental Value within fifteen (15) days after the second agent has been appointed, they shall, within fifteen (15) days after the last day the two (2) agents were to have set such Fair Market Rental Value, attempt to select a third agent who shall be a licensed commercial real estate agent meeting the qualifications stated above. If the two (2) agents are unable to agree on the third agent within such fifteen (15) day period, either Lessor or Lessee may request the President of the local chapter of the Society of Industrial and Office Realtors (SIOR) or a then equivalent organization if SIOR is not then in existence to select a third agent meeting the qualifications stated in this subsection. Each of the parties shall bear one-half (1/2) of the cost of appointing the third agent and of paying the third agent’s fee. No agent shall be employed by, or otherwise be engaged in business with or affiliated with, Lessor or Lessee, except as an independent contractor.

(ii) Within fifteen (15) days after the selection of the third agent, a majority of the agents shall set the Fair Market Rental Value as of the commencement of the Extended Term. If a majority of the agents are unable to set such Fair Market Rental Value within the stipulated period of time, each agent shall make a separate determination of such Fair Market Rental Value and the three (3) appraisals shall be added together and the total shall be divided by three (3). The resulting quotient shall be the Fair Market Rental Value for the Premises as of the commencement of the Extended Term. If, however, the low appraisal and/or high appraisal is/are more than twenty percent (20%) lower and/or higher than the middle appraisal, such low appraisal and/or such high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be Fair Market Rental Value as of the commencement of the Extended Term. If both the low appraisal and the high appraisal are disregarded as stated in this subsection, the middle appraisal shall be the Fair Market Rental Value as of the commencement of the Extended Term.

(iii) Each agent shall hear, receive and consider such information as Lessor and Lessee each care to present regarding the determination of Fair Market Rental Value as of the commencement of the Extended Term and each agent shall have access to the information used by each other agent. Upon determination of the Fair Market Rental Value as of the commencement of the Extended Term, the agents shall immediately notify the parties hereto in writing of such determination by certified mail, return receipt requested.

4.  POSSESSION. Construction of Improvements/Delay in Possession. Lessor and Lessee agree to the provisions set forth in the work letter attached hereto as Exhibit “C” (“Work Letter”). Lessor agrees to construct within the Premises the improvements described in the Work Letter (“Lessee Improvements”), upon and subject to the provisions thereof. If Lessor, for any reason whatsoever, cannot deliver possession of the Premises to Lessee at the date specified in Article 1.f. above, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom; except, however, that in such event the “Commencement Date” for all purposes of this Lease shall be adjusted to be the date when Lessor delivers possession or such earlier date upon which such delivery of possession would have occurred but for delay in delivery of possession of the Premises caused and/or contributed to by Lessee and/or Lessee’s agents, officers, employees, representatives, contractors, servants, invitees and/or guests (collectively “Lessee’s Agents” and such delay referred to herein as “Lessee’s Delay”), and the “Expiration Date” for all purposes of this Lease shall be the date which is the period of the Term specified in Article 1.e. following such Commencement Date. Lessor shall be deemed to have delivered possession to Lessee on the earlier of (i) the date that Lessor delivers legal possession of the Premises to Lessee with the Lessee Improvements substantially completed and available for occupancy by Lessee, subject only to punch list items which do not materially interfere with Lessee’s occupancy or use of the Premises for its intended use, or (ii) the date on which the Lessee Improvements would have been substantially completed but for delays caused by Lessee’s Delay, including without limitation, change orders requested by Lessee or required because of any errors or omissions in plans submitted by Lessee, or (iii) the date upon which Lessee actually occupies and commences its business operation from the Premises. Notwithstanding anything to the contrary contained herein, in the event the Commencement Date has not occurred by December 1, 2007, as may be extended one (1) day for each day of Lessee’s Delay (the “Lessee Commencement Termination Trigger Date”), Lessee shall have the right to terminate this Lease by written notice delivered to Lessor no later than ten (10) days following the Lessee Commencement Termination Trigger Date.

a.  Early Possession. Provided that such early occupancy does not delay, materially impair or otherwise materially interfere with Lessor’s performance of the Lessee Improvements, Lessee shall be permitted to occupy the Premises prior to the Commencement Date for purposes of installing Lessee’s telephones, cabling, furnishings and other personal property items, subject to all the provisions of this Lease (including any indemnity provisions); provided, however, that during such period of early possession, Lessee shall not be liable for payment of Base Rent or Lessee’s Percentage Share of Building Expenses during such period of occupancy prior to the Commencement Date. Said early possession shall not trigger the Commencement Date nor advance the Expiration Date.

5.  RENT. Lessee agrees to pay to Lessor as rental for the Premises, without offset, deduction, prior notice or demand, the monthly Base Rent designated in Article 1.h. Base Rent shall be payable monthly in advance on or before the first day of each calendar month during the Term, except that Lessor shall abate the Base Rent payment that would otherwise be due and payable by Lessee for the first (1st) month of the Term. The payment of Base Rent for the second (2nd) full calendar month of the Term shall be paid upon the execution of this Lease, and if the Commencement Date is other than the first day of a calendar month, Base Rent for the partial calendar month after the first (1st) month of the Term but prior to the commencement of the second (2nd) full calendar month of the Term shall be prorated and paid upon the Commencement Date. Base Rent for any period during the Term which is for less than one (1) month shall be prorated based upon the number of days in the applicable calendar month. Base Rent and all other amounts owing to Lessor pursuant to this shall be paid to Lessor in lawful money of the United States of America which shall be legal tender at the time of payment, at the office of the Project, or to such other person or at such other place as Lessor may from time to time designate in writing.

6.  SECURITY DEPOSIT. Upon Lessee’s execution of this Lease, Lessee shall deposit with Lessor the sum set forth in Article 1.i. as the security deposit (“Security Deposit”). Lessee hereby grants to Lessor a security interest in the Security Deposit in accordance with applicable provisions of the California Commercial Code. The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease to be kept and performed by Lessee during the Term. If Lessee defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of Rentals or relating to the condition of the Premises at Lease Termination, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rental or any other sum in default, or for the payment of any amount which Lessor shall become obligated to spend by reason of Lessee’s default, or to compensate Lessor for any other loss or damage which Lessor may suffer by reason of Lessee’s default. If any portion of the Security Deposit is so used or applied, Lessee shall within five (5) business days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to its original amount and Lessee’s failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep the Security Deposit separate from its general funds, and Lessee shall not be entitled to interest on the Security Deposit. Lessor is not a trustee of the Security Deposit and may use it in ordinary business, transfer it or assign it, or use it in any combination of such ways. The remaining portion of the Security Deposit shall be returned to Lessee (or, at Lessor’s option, to the last assignee of Lessee’s interest hereunder) within two (2) weeks after Lease Termination and vacation of the Premises by Lessee or its last assignee; provided, however if any portion of the Security Deposit is to be applied to repair damages to the Premises caused by Lessee or Lessee’s Agents or to clean the Premises, or has previously been applied to cure any Lessee default under this Lease, then the balance of the Security Deposit shall be returned to Lessee (or, at Lessor’s option to the last assignee of Lessee’s interests hereunder) no later than thirty (30) days from the date Lessor receives possession of the Premises. Lessee waives any rights it may have under Section 1950.7 of the California Civil Code with respect to the Security Deposit. Lessee shall not transfer or encumber the Security Deposit nor shall Lessor be bound by Lessee’s attempt to do so. If Lessor’s interest in this Lease is terminated, Lessor may transfer the Security Deposit to Lessor’s successor in interest, and upon such transfer, Lessor shall be released from any liability to Lessee with respect to the Security Deposit and Lessee shall look only to the transferee for any return of the Security Deposit to which Lessee may be entitled.

7.  PROJECT TAXES AND OPERATING EXPENSE ADJUSTMENTS.

a.  Intentionally Omitted.

b.  Building Taxes and Building Operating Expenses. The parties hereby acknowledge that certain “Building Expenses” (as hereinafter defined) relate only to certain elements of the Building, and that other Building Expenses relate to the entire Building. Accordingly, Lessor shall have the right to reasonably establish cost pools for the components of Building Expenses relating only to certain elements of the Building, and for Building Expenses relating to the entire Building, and to reasonably in good faith allocate Building Expenses among such cost pools. Without limiting the generality of the foregoing, Lessor has established such cost pools to allocate Building Expenses between the office use portions of the Building (the “Office Cost Pool”) and the retail/service/commercial uses of the Building (the “Retail Cost Pool”). Lessee shall pay to Lessor, as additional rent and without deduction or offset, from and after the Commencement Date, Lessee’s percentage share set forth in Article 1.j. (“Lessee’s Percentage Share”) of the amount of annual “Building Taxes” and “Building Operating Expenses” (as such terms are defined below) allocated to the Office Cost Pool. Building Taxes and Building Operating Expenses are collectively referred to herein as “Building Expenses.” Lessee’s Percentage Share of Building Expenses allocated to the Office Cost Pool shall be determined by dividing the Rentable Area of the Premises by the total Rentable Area in the Building devoted to office use. Lessee’s Percentage Share shall be subject to an equitable adjustment upon a condemnation, sale by Lessor of part of the Building, reconstruction after damage or destruction or expansion or reduction of the areas within the Building devoted to office use. Lessee’s Percentage Share of Building Expenses allocated to the Office Cost Pool shall be payable during the Term in equal monthly installments on the first day of each month in advance, without deduction, offset or prior demand.

At any time during the Term, Lessor may give Lessee notice of Lessor’s estimate of the Building Expenses allocated to the Office Cost Pool for the current calendar year. An amount equal to one twelfth (1/12) of Lessee’s Percentage Share of the estimated Building Expenses allocated to the Office Cost Pool shall be payable monthly by Lessee as aforesaid, commencing on the first day of the calendar month following thirty (30) days written notice and continuing until receipt of any notice of adjustment from Lessor given pursuant to this paragraph. Until notice of the estimated Building Expenses allocated to the Office Cost Pool for a subsequent calendar year is delivered to Lessee, Lessee shall continue to pay its Percentage Share of Building Expenses allocated to the Office Cost Pool on the basis of the prior year’s estimate. Lessor may at any time during the Term adjust estimates of the Building Expenses allocated to the Office Cost Pool to reflect current expenditures and following Lessor’s written notice to Lessee of such revised estimate, subsequent payments by Lessee shall be based upon such revised estimate.

If the Commencement Date is on a date other than the first day of a calendar year, the amount of the Building Expenses allocated to the Office Cost Pool payable by Lessee in such calendar year shall be prorated based upon a fraction, the numerator of which is the number of days from the Commencement Date to the end of the calendar year in which the Commencement Date falls, and the denominator of which is three hundred sixty (360).

Within one hundred twenty (120) days after the end of each calendar year during the Term or as soon thereafter as practicable, Lessor will furnish to Lessee a statement (“Lessor’s Statement”) setting forth in reasonable detail the actual Building Expenses allocated to the Office Cost Pool paid or incurred by Lessor during the preceding year, and thereupon within thirty (30) days an adjustment will be made by Lessee’s payment to Lessor or credit to Lessee by Lessor against the Building Expenses allocated to the Office Cost Pool next becoming due from Lessee (or if at the end of the Term shall be credited by payment directly to Lessee), as the case may require, to the end that Lessor shall receive the entire amount of Lessee’s Percentage Share of Building Expenses allocated to the Office Cost Pool for such calendar year and no more. If, based on Lessor’s Statement a payment from Lessee is required, Lessee shall not have the right to withhold or defer such payment pending a review of Lessor’s books and records pursuant to the following paragraph or the resolution of any dispute relating to Building Expenses allocated to the Office Cost Pool. If the Expiration Date is on a day other than the last day of a calendar year, the amount of Building Expenses allocated to the Office Cost Pool payable by Lessee for the calendar year in which Lease Termination falls shall be prorated based on the number of days in the calendar year. The termination of this Lease shall not affect the obligations of Lessor and Lessee pursuant to this Article 7.

Within sixty (60) days after Lessee receives a statement of actual Building Expenses allocated to the Office Cost Pool paid or incurred for a calendar year, Lessee shall have the right, upon written demand and reasonable notice, to inspect Lessor’s books and records relating to such Building Expenses allocated to the Office Cost Pool for the calendar year covered by Lessor’s Statement for the purpose of verifying the amount set forth in such statement. Such inspection shall be made during Lessor’s normal business hours, at the place where such books and records are customarily maintained by Lessor. In no event may any such inspection be performed by a person or entity being compensated on a contingency fee basis or based upon a share of any refund obtained by Lessee. Information obtained by such inspection shall be kept in the strictest confidence by Lessee. Unless Lessee asserts in writing a specific error within one hundred and twenty (120) days following Lessee’s receipt of Lessor’s Statement, the amounts set forth in Lessor’s Statement shall be conclusively deemed correct and binding on Lessee. Lessor shall refund to Lessee any overpayment of Building Expenses allocated to the Office Cost Pool which is determined to have been made by Lessee. In addition, if it is determined that Lessor has overstated the Building Expenses allocated to the Office Cost Pool for a particular calendar year by more than five percent (5%) and such overstatement results in Lessor owing a reimbursement to Lessee of more than Five Thousand Dollars ($5,000.00), then Lessor shall also reimburse Lessee’s reasonable third-party out of pocket expenses incurred in conducting such inspection), within thirty (30) days following Lessee’s submission to Lessor of reasonable evidence supporting such third-party expenses.

(i)  Operating Expenses. As used in this Lease, “Building Operating Expenses” means all of the Building Service Expenses and an allocable portion of the Project Expenses as follows:

(A)  Building Service Expenses. Building Operating Expenses shall include all costs of operation, maintenance, repair (which for purposes of this Lease shall be deemed to include, without limitation, replacement as and when deemed appropriate by Lessor) and management of the Building and Building Common Area (defined in Article 55), hereinafter collectively referred to as “Building Service Expenses,” as determined by Lessor’s commercially reasonable real estate accounting practices, consistently applied. Building Service Expenses as used herein shall include, but not be limited to, all sums expended in connection with all general maintenance, repairs, painting, cleaning, sweeping and janitorial services; maintenance and repair of signs, indoor plants, and atriums; trash removal; sewage; electricity, gas, water and any other utilities (including any temporary or permanent utility surcharge or other exaction whether now or hereafter imposed); maintenance and repair of any fire protection systems, elevator systems, lighting systems, storm drainage systems, heating, ventilation and air conditioning systems and other utility and/or mechanical systems; any governmental imposition or surcharge imposed upon Lessor with respect to the Building or assessed against the Building; all costs and expenses pertaining to a security alarm system or other security services or measures for the Building, if Lessor deems necessary in Lessor’s sole business judgment; materials; supplies; tools; depreciation on maintenance and operating machinery and equipment (if owned) and rental paid for such machinery and equipment (if rented); service agreements on equipment; maintenance, and repair of the roof (including repair of leaks and resurfacing) and the exterior surfaces of all improvements (including painting); routine maintenance and repair of structural parts (including repair of leaks and resurfacing) and the exterior surfaces of all improvements (including painting); maintenance and repair of structural parts (including foundation, floor slabs and load bearing walls); window cleaning; elevator or escalator services; materials handling; fees for licenses and permits relating to the Building; the cost of complying with rules, regulations and orders of governmental authorities to the extent provided in this Lease; certain accounting and legal fees; the cost of contesting the validity or applicability of any governmental enactment which may affect Building Service Expenses; personnel to implement such services (including, without limitation, if Lessor deems necessary, the cost of security guards, maintenance personnel, engineers and valet attendants); public liability, environmental impairment, property damage and fire and extended coverage insurance on the Building (in such amounts and providing such coverage as determined in Lessor’s sole discretion and which may include, without limitation, liability, all risk property, lessor’s risk liability, war risk, vandalism, malicious mischief, boiler and machinery, rental income, earthquake, flood and worker’s compensation insurance); compensation and fringe benefits payable to all persons employed by Lessor in connection with the operation, maintenance, repair and management of the Building; and a management fee not to exceed five percent (5%) of gross receipts from the Building (including, without limitation, all rentals and parking receipts from Building tenants and/or visitors). Lessor may cause any or all of said services to be provided by an independent contractor or contractors, or they may be rendered by Lessor. It is the intent of the parties hereto that except as otherwise set forth in this Lease, Building Service Expenses shall include every cost paid or incurred by Lessor in connection with the operation, maintenance, repair and management of the Building, and the specific examples of Building Service Expenses stated in this Article 7 are in no way intended to, and shall not, limit the costs comprising Building Service Expenses, nor shall such examples be deemed to obligate Lessor to incur such costs or to provide such services or to take such actions, except as may be expressly required of Lessor in other portions of this Lease, or except as Lessor, in its sole discretion, may elect. The maintenance of the Building shall be reasonably determined by Lessor so as to maintain the same in good condition and repair, reasonable wear and tear excepted (subject to the express provisions of this Lease governing maintenance, repair, replacement, casualty and condemnation), and all costs incurred by Lessor in good faith shall be deemed conclusively binding on Lessee. If less than one hundred percent (100%) of the Rentable Area of the Building is occupied during any calendar year, then in calculating Building Service Expenses for such year, the components of Building Service Expenses which vary based upon occupancy level shall be adjusted to equal Lessor’s reasonable estimate of the amount of such Building Service Expenses had one hundred percent (100%) of the total Rentable Area of the Building been occupied during such year. In addition, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Building Service Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Building Service Expenses shall be deemed to be increased by an amount equal to the additional Building Service Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

However, notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Building Service Expenses include: (1) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements to other tenant’s leased premises within the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space within the Building, (2) costs in order to market space to potential tenants, leasing commissions, and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments or other costs in connection with lease, sublease and/or assignment negotiations with present or prospective tenants or other occupants of the Building, (3) reserves (except that nothing contained herein shall be deemed to prevent Lessor’s collection of anticipated Building Service Expenses for the current year), (4) ground lease rental on any underlying ground lease or interest, principal, points and/or fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building, (5) to the extent any employee of Lessor spends only a portion of his or her time working with respect to the Building (as opposed to full time work with respect to the Building), a prorated amount of such employee’s wages, salaries and compensation based upon the portion of time spent by such employee with respect to the projects other than the Building, (6) increased costs of performance or other costs or damages directly resulting from the negligence or willful misconduct of Lessor or Lessor’s agents, employees or contractors, (7) costs (including attorney’s fees and costs) incurred due to violation by Lessor or any other tenant in the Building of the terms and conditions of any lease for space within the Building or arising out of any other dispute between Lessor and any other tenant, (8) the cost of any service provided to Lessee or other occupants of the Building or other cost includable in Building Service Expenses pursuant hereto for which Lessor is, or is entitled to be, separately reimbursed by insurance, third parties or otherwise (other than reimbursement by lessees as a part of their respective payments of Building Service Expenses), (9) charitable or political contributions, (10) interest, penalties or other costs arising out of Lessor’s failure to make timely payment of its obligations, (11) overhead and profit paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis, (12) costs to remediate Hazardous Materials located upon, within or beneath the Building prior to the Commencement Date, (13) costs (other than ordinary maintenance) for sculpture, paintings and other objects of art, (14) costs associated with the operation of the business of the partnership or entity which constitutes Lessor as the same are distinguished from the costs of the operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Project, costs of any disputes between Lessor and its employees (if any) not engaged in the operation of the Project, disputes of Lessor with Project management, or outside fees paid in connection with disputes with other Project lessees or occupants, (15) leasing commissions and other similar costs associated with marketing the Building, (16) costs incurred for restoration following condemnation to the extent reimbursed by insurance proceeds (provided that insurance deductibles and uninsured casualty damage up to $50,000 per occurrence (or such higher amount, not to exceed $100,000, as may be then commercially reasonable as an insurance deductible for comparable buildings in the Mountain View/Palo Alto area) shall be included in Building Service Expenses), (17) costs associated with alterations, improvements, repairs or replacements (including those resulting from any legal requirement that Lessor is permitted to charge to Lessee hereunder) that can be amortized in accordance with GAAP except to the extent amortized over the useful life of the item in question (reasonably determined in accordance with GAAP) at an interest rate that Lessor pays to finance such items or would be required to pay to an institutional lender if such financing were obtained, and (18) costs associated with any retail concession located at the Building; provided however, in no event shall this exclusion impact Lessor’s right to create cost pools as described in Section 7.b. There shall be no duplication of items included in Building Service Expenses and Project Expenses.

(B)  Project Expenses. Building Operating Expenses shall include the Building’s equitable share of all direct costs of operation, maintenance, repair and management of the Project (as opposed to expenses relating solely to the Building or any other particular building within the Project) and/or the Exterior Common Area, determined by Lessor’s commercially reasonable real estate accounting practices, consistently applied (collectively, “Project Expenses”). Such costs shall be allocated by Lessor between the Building containing the Premises and the other buildings containing Rentable Area located within the Project from time to time, if any, in such manner as Lessor reasonably determines in good faith. If at any time the Building is the only building within the Project containing Rentable Area, then the Building’s share of Project Expenses shall equal one hundred percent (100%). Project Expenses as used herein shall include, but not be limited to, all sums expended in connection with all general maintenance, repairs, resurfacing, painting, restriping, cleaning, sweeping, and janitorial services; maintenance and repair of sidewalks, curbs, signs and other Exterior Common Areas; maintenance and repair of sprinkler systems, planting, and landscaping; trash removal; sewage; electricity, gas, water and any other utilities (including any temporary or permanent utility surcharge or other exaction whether now or hereafter imposed); maintenance and repair of directional signs and other markers and bumpers; maintenance and repair of any fire protection systems, elevator systems, lighting systems, storm drainage systems and other utility systems; any governmental imposition or surcharge imposed upon Lessor or assessed against the Exterior Common Area or the Project; materials; supplies, tools; depreciation on maintenance and operating machinery and equipment (if owned) and rental paid for such machinery and equipment (if rented); service agreements on equipment; maintenance and repair of parking areas and parking structures, if any; routine maintenance and repair of structural parts (including foundation and floor slabs); elevator services, if applicable; material handling; fees for licenses and permits relating to the Exterior Common Area; the cost of complying with rules, regulation and orders of governmental authorities to the extent provided in this Lease; accounting and legal fees; the cost of contesting the validity or applicability of any governmental enactment which may affect Project Expenses; personnel to implement such services, including if Lessor deems necessary, the cost of security guards and valet attendants; all annual assessments and special assessments levied or charged against the Project and/or Lessor pertaining to the Project by any owner’s association to which the Project is subject and/or otherwise under any matters of record to which the Project is subject; public liability, environmental impairments, property damage and fire and extended coverage insurance on Exterior Common Area (in such amounts and providing such coverage as determined in Lessor’s sole discretion and which may include, without limitation, liability, all risk property, lessor’s risk liability, war risk, vandalism, malicious mischief, sprinkler leakage, boiler and machinery, parking income, earthquake, flood and worker’s compensation insurance); compensation and fringe benefits payable to all persons employed by Lessor in connection with the operation, maintenance, repair and management of the Exterior Common Area; and a management fee not to exceed five percent (5%) of gross receipts from the Project (exclusive of amounts collected from tenants of any building within the Project under their respective leases). Lessor may cause any or all of said services to be provided by an independent contractor or contractors, or they may be rendered by Lessor. It is the intent of the parties hereto that Project Expenses shall include every cost paid or incurred by Lessor in connection with the operation, maintenance, repair and management of the Exterior Common Area, and the specific examples of Project Expenses stated in this Article 7 are in no way intended to, and shall not limit the costs comprising Project Expenses, nor shall such examples be deemed to obligate Lessor to incur such costs or to provide such services or to take such actions except as Lessor may be expressly required in other portions of this Lease, or except as Lessor, in its sole discretion, may elect. The maintenance of the Exterior Common Areas shall be reasonably determined by Lessor so as to maintain the same in good condition and repair, reasonable wear and tear excepted (subject to the express provisions of this Lease governing maintenance, repair, replacement, casualty and condemnation) and all costs incurred by Lessor in good faith shall be deemed conclusively binding on Lessee. If less than one hundred percent (100%) of the Rentable Area of the Project is occupied during any calendar year, then in calculating Project Expenses for such year, the components of Project Expenses which vary based upon occupancy level shall be adjusted to equal Lessor’s reasonable estimate of the amount of such Project Expenses had one hundred percent (100%) of the total Rentable Area of the Project been occupied during such year. In addition, if Lessor is not furnishing any particular work or service (the cost of which, if performed by Lessor, would be included in Project Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Lessor, then for purposes of determining the fraction which is Lessee’s Percentage Share of Project Expenses for such item(s) of work and/or service, the rentable square footage of the premises of such tenant(s) shall be excluded from the denominator.

However, notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Project Expenses include (1) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements to other tenant’s leased premises within the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space within the Building, (2) costs in order to market space to potential tenants, leasing commissions, and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments or other costs in connection with lease, sublease and/or assignment negotiations with present or prospective tenants or other occupants of the Building, (3) reserves (except that nothing contained herein shall be deemed to prevent Lessor’s collection of anticipated Building Service Expenses for the current year), (4) ground lease rental on any underlying ground lease or interest, principal, points and/or fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building, (5) to the extent any employee of Lessor spends only a portion of his or her time working with respect to the Building (as opposed to full time work with respect to the Building), a prorated amount of such employee’s wages, salaries and compensation based upon the portion of time spent by such employee with respect to the projects other than the Building, (6) increased costs of performance or other costs or damages directly resulting from the negligence or willful misconduct of Lessor or Lessor’s agents, employees or contractors, (7) costs (including attorney’s fees and costs) incurred due to violation by Lessor or any other tenant in the Building of the terms and conditions of any lease for space within the Building or arising out of any other dispute between Lessor and any other tenant, (8) the cost of any service provided to Lessee or other occupants of the Building or other cost includable in Building Service Expenses pursuant hereto for which Lessor is, or is entitled to be, separately reimbursed by insurance, third parties or otherwise (other than reimbursement by lessees as a part of their respective payments of Building Service Expenses), (9) charitable or political contributions, (10) interest, penalties or other costs arising out of Lessor’s failure to make timely payment of its obligations, (11) overhead and profit paid to Lessor or to subsidiaries or affiliates of Lessor for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis, (12) costs to remediate Hazardous Materials located upon, within or beneath the Building prior to the Commencement Date, (13) costs (other than ordinary maintenance) for sculpture, paintings and other objects of art, (14) costs associated with the operation of the business of the partnership or entity which constitutes Lessor as the same are distinguished from the costs of the operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Project, costs of any disputes between Lessor and its employees (if any) not engaged in the operation of the Project, disputes of Lessor with Project management, or outside fees paid in connection with disputes with other Project lessees or occupants, (15) leasing commissions and other similar costs associated with marketing the Building, (16) costs incurred for restoration following condemnation to the extent reimbursed by insurance proceeds (provided that insurance deductibles and uninsured casualty damage up to $50,000 per occurrence (or such higher amount, not to exceed $100,000, as may be then commercially reasonable as an insurance deductible for comparable buildings in the Mountain View/Palo Alto area) shall be included in Building Service Expenses), (17) costs associated with alterations, improvements, repairs or replacements (including those resulting from any legal requirement that Lessor is permitted to charge to Lessee hereunder) that can be amortized in accordance with GAAP except to the extent amortized over the useful life of the item in question (reasonably determined in accordance with GAAP) at an interest rate that Lessor pays to finance such items or would be required to pay to an institutional lender if such financing were obtained, and (18) costs associated with any retail concession located at the Building; provided however, in no event shall this exclusion impact Lessor’s right to create cost pools as described in Section 7.b. There shall be no duplication of items included in Project Expenses and Building Service Expenses.

(ii)  Project Taxes. “Building Taxes” as used in this Lease, shall mean those items of “Project Taxes” (as hereinafter defined) which relate solely to the Building, plus an equitable share of Project Taxes which relate to the land underlying the Project, to the Exterior Common Areas and/or to the Project as a whole (as opposed to Project Taxes relating solely to the Building or any other particular building within the Project), which equitable share shall be allocated by Lessor between the Building and the other buildings located within the Project from time to time, in such manner as Lessor reasonably determines in good faith. The term “Project Taxes” as used in this Lease shall collectively mean (to the extent any of the following are not paid by Lessee pursuant to Article 7.c. below) all: real estate taxes and general or assessments (including, but not limited to, assessments for public improvements or benefits); personal property taxes; taxes based on vehicles utilizing parking areas on the Parcel; taxes computed or based on rental income (including without limitation any municipal business tax but excluding federal, state and municipal net income taxes); Environmental Surcharges; excise taxes; gross receipts taxes; sales and/or use taxes; employee taxes; water and sewer taxes, levies, assessments and other charges in the nature of taxes or assessments (including, but not limited to, assessments for public improvements or benefit); and all other governmental, quasi-governmental or special district impositions of any kind and nature whatsoever, regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing which during the Lease Term are laid, levied, assessed or imposed upon Lessor and/or become a lien upon or chargeable against the Project or the Premises, Building, Common Area and/or Parcel under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental authority or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments whatsoever. The term “Environmental Surcharges” shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or imposed by any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Project including the Premises, Building, Common Area and/or Parcel. The term “Project Taxes” shall include (to the extent the same are not paid by Lessee pursuant to Article 7.c. below), without limitation: the cost to Lessor of contesting the amount or validity or applicability of any Project Taxes described above; and all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever upon or with respect to the use, possession, occupancy, leasing, operation or management of the Project (including, without limitation, the Premises, Building, Common Area and/or Parcel) or in lieu of or equivalent to any Project Taxes set forth in this Article 7.b.(ii). Notwithstanding the foregoing, or anything to the contrary contained in this Lease, in no event shall Building Taxes or Project Taxes include (nor shall Building Service Expenses or Project Expenses include): Taxes, assessments, all other governmental levies, and any increases in the foregoing occasioned by or relating to (i) land and improvements not reserved for Lessee's exclusive or nonexclusive use, (ii) a voluntary or involuntary change of ownership or other conveyance of the real property of which the Premises is a part (a) to any person or entity affiliated with or related to Lessor or the partners, shareholders, officers or directors of Lessor or (b) in connection with estate planning or (c) which is not otherwise a bona fide, arm's length sale to an unrelated third party, (iii) assessments and other fees for improvements and services which do not benefit the Premises or the Building, (iv) construction of improvements exclusively for other occupants of the Project, (v) estate, inheritance and income taxes, or (vi) assessments, except to the extent such assessments are paid by Lessor over the longest possible term without incurring a penalty.

If at any time during the Term, Project Taxes are under-assessed by the taxing authorities so that they are not computed on a fully-completed and occupied basis in accordance with the then applicable taxing authority of the governmental entities having jurisdiction, Lessor shall have the right, but not the obligation, to adjust Project Taxes to reflect the amount that Project Taxes would be if the Project were assessed on a fully-completed and occupied basis, as determined in Lessor’s reasonable discretion, and such adjusted amount shall be allocated to the Project in accordance with the terms of this Lease.

c.  Other Taxes. Lessee shall pay the following:

(i)  Lessee shall pay (or reimburse Lessor as additional rent if Lessor is assessed), before delinquency, any and all taxes levied or assessed, and which become payable for or in connection with any period during the Term, upon all of the following (collectively, “Leasehold Improvements and Personal Property”): Lessee’s Leasehold Improvements, equipment, furniture, furnishings, fixtures, merchandise, inventory, machinery, appliances and other personal property located in the Premises; except only that which has been paid for by Lessor and is the standard of the Building. Lessee hereby acknowledges receipt of a copy of a schedule setting forth the improvements comprising the standard of the Building. If any or all of the Leasehold Improvements and Personal Property are assessed and taxed with the Project, Lessee shall pay to Lessor such taxes within ten (10) days after delivery to Lessee by Lessor of a statement in writing setting forth the amount applicable to the Leasehold Improvements and Personal Property. If the Leasehold Improvements and Personal Property are not separately assessed on the tax statement or bill, Lessor’s reasonable good faith determination of the amount of such taxes applicable to the Leasehold Improvements and Personal Property shall be a conclusive determination of Lessee’s obligation to pay such amount as so determined by Lessor.

(ii)  Lessee shall pay (or reimburse Lessor if Lessor is assessed, as additional rent), prior to delinquency or within thirty (30) days after receipt of a statement thereof, any and all other taxes, levies, assessments, or surcharges payable by Lessor or Lessee and relating to this Lease, the Premises or Lessee’s activities in the Premises (other than Lessor’s net income, succession, transfer, gift, franchise, estate, or inheritance taxes), whether or not now customary or within the contemplation of the parties hereto, now in force or which may hereafter become effective, including but not limited to taxes: (1) upon, allocable to, or measured by the area of the Premises or on the Rentals payable hereunder, including without limitation any gross income, gross receipts, excise, or other tax levied by the state, any political subdivision thereof, city or federal government with respect to the receipt of such Rentals; (2) upon or with respect to the use, possession, occupancy, leasing, operation and management of the Premises or any portion thereof; (3) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises; or (4) imposed as a means of controlling or abating environmental pollution or the use of energy, including, without limitation, any parking taxes, levies or charges or vehicular regulations imposed by any governmental agency. Lessee shall also pay, prior to delinquency, all privilege, sales, excise, use, business, occupation, or other taxes, assessments, license fees, or charges levied, assessed, or imposed upon Lessee’s business operations conducted at the Premises.

(iii)  Any payments made by Lessee directly to the applicable taxing authority pursuant to this subsection 7.c. shall be made prior to the applicable delinquency date for such payment, and Lessee shall deliver evidence of such payment to Lessor within fifteen (15) days thereafter.

8.  USE.

a.  In no event shall Lessee use or permit any of their employees, agents, representatives, contractors and/or invitees (“Lessee’s Agents”) the use of the Premises for any purpose other than general office use and other lawful uses incidental thereto consistent with operation primarily for general office use (including at Lessee’s option occasional reconfiguration of servers used by Lessee and shipping). Lessor and Lessee hereby acknowledge and agree that the foregoing use restriction is an absolute prohibition against a change in use of the Premises as contemplated under California Civil Code Section 1997.230. Lessee shall not do or permit Lessee’s Agents to do anything in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or the Project or any of its contents, or cause cancellation of any insurance policy covering the Building or the Project or any part thereof or any of its contents. Lessee shall not, without prior consent of Lessor, bring into the Building or the Premises or use or incorporate in the Premises any apparatus, equipment or supplies that may cause substantial noise, odor, or vibration or overload the Premises or the Building or any of its utility or elevator systems or jeopardize the structural integrity of the Building or any part thereof. Lessee and Lessee’s Agents shall not use, store, or dispose of any “Hazardous Materials” (defined below) on any portion of the Project, except, however, that nothing contained in this Lease shall be deemed to prohibit Lessee’s use of customary general office and janitorial supplies typically used in an office area in the ordinary course of business, such as copier toner, liquid paper, glue and ink, for use in the manner for which they were designed, in such amounts and in a manner as is normal for first-class general office use but containing substances technically constituting Hazardous Materials under this Lease (collectively, “Standard Office Hazardous Materials”). Without limiting the generality of the foregoing, Lessee shall not (either with or without negligence) cause, or permit Lessee’s Agents to cause, the escape, disposal or release of any Hazardous Materials in, on or below the Premises or any other portion of the Project. If any lender or governmental agency shall ever reasonably require testing to ascertain whether or not there has been any release or other use of Hazardous Materials at the Premises by Lessee or Lessee’s Agents during the Term of this Lease, and it is determined that there has been a release or other use of Hazardous Materials at the Premises by Lessee or Lessee’s Agents during the Term of this Lease (other than use of Standard Office Hazardous Materials as provided for herein), then the reasonable costs thereof shall be reimbursed by Lessee to Lessor upon demand as additional rent. In addition, Lessee shall execute such affidavits, representations and certifications as may be reasonably required by Lessor from time to time concerning Lessee’s best knowledge and belief regarding the presence of Hazardous Materials at the Premises. Lessee shall indemnify, defend with counsel reasonably acceptable to Lessor, and hold Lessor and Lessor’s employees, agents, partners, officers, directors and shareholders harmless from and against any and all claims, actions, suits, proceedings, orders, judgment, losses, costs, damages, liabilities, penalties, or expenses (including, without limitation, attorneys’ fees) arising in connection with the breach of the obligations described in any of the previous four sentences and the obligations of Lessee pursuant hereto and under the previous four sentences shall survive the Lease Termination. As used in this paragraph, “Hazardous Materials” means any chemical, substance or material which has been determined or is hereafter determined by any federal, state, or local governmental authority to be capable of posing risk of injury to health or safety, including, without limitation, petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, and/or biologically and/or chemically active materials. Without limiting the generality of the foregoing, the definition of “Hazardous Materials” shall include those definitions found in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Authorization Act, 49 U.S.C. §§ 5101 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., Division 20 of the California Health and Safety Code commencing at Section 24000, Division 7 of the California Water Code commencing at Section 13000, each as amended from time to time, and all similar federal, state and local statutes and ordinances and all rules, regulations or policies promulgated thereunder. Lessee shall not do or permit Lessee’s Agents to do anything in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Project or injure or annoy them or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Lessee cause, maintain or permit any nuisance in, on or about the Premises. Lessee shall not commit or suffer to be committed any waste in or upon the Premises.

Lessor represents and warrants to Lessee that Lessor has no actual knowledge (without duty of investigation or imputation of knowledge) of any Hazardous Materials existing in or about the Premises or other portions of the Project at levels which pose a material health risk or are reasonably likely to have a material and adverse affect upon the operation of Lessee’s business from the Premises (including, without limitation, access to and/or use of the Premises and parking areas serving the Project). Lessor shall promptly notify Lessee of any Hazardous Materials actually known by Lessor (without duty of investigation or imputation of knowledge) to exist in or about the Premises or other portions of the Project at levels which otherwise pose a material risk of having a material and adverse affect upon the operation of Lessee’s business from the Premises (including, without limitation, access to and/or use of the Premises and parking areas serving the Project). Notwithstanding anything to the contrary contained herein, Lessee shall not be responsible (either directly or as an item of Building Service Expenses or as an item of Project Expenses) for costs related to the testing, remediation and/or presence of Hazardous Materials on or about the Premises or Project except to the extent caused to be present thereon or thereabout by Lessee or Lessee’s Agents.

b.  Effect of Use Restriction. Lessor and Lessee hereby acknowledge and agree that the use restriction set forth in subsection 8.a. above shall be deemed reasonable in all respects and under all circumstances. Lessor and Lessee further acknowledge and agree that, notwithstanding any provision of this Lease to the contrary, (i) in the event Lessee requests Lessor’s consent to a proposed assignment of this Lease or subletting of the Premises, Lessor shall be deemed reasonable in withholding its consent to such assignment or subletting if the proposed assignee or subtenant desires to use the Premises for any purpose other than as expressly provided in subsection 8.a. above, and (ii) in the event of a default by Lessee under the Lease, the enforcement of the use restriction set forth in subsection 8.a. above shall be deemed reasonable for purposes of computing the rental loss that could be or could have been reasonably avoided by Lessor pursuant to California Civil Code Section 1951.2 and in connection with the exercise of Lessor’s remedies under California Civil Code Section 1951.4.

Notwithstanding the preceding to the contrary, if Lessor withholds its consent to an assignment of the Lease or subletting of the Premises based upon the desire of the proposed assignee or subtenant to use the Premises for any purpose other than as expressly provided in subsection 8.a. above, or if Lessee is in default under this Lease, then, prior to commencing or pursuing any claim or defense against Lessor based upon the unreasonableness of the use restriction set forth in subsection 8.a. above, Lessee shall provide Lessor with written notice (by certified mail, postage prepaid and return receipt requested) setting forth Lessee’s objections to the enforcement of the use restriction in such instance, the basis upon which Lessee intends to demonstrate that the enforcement of such use restriction would be unreasonable in such instance, and the use(s) which Lessee believes Lessor should allow Lessee or its proposed assignee or subtenant, as the case may be, to make of the Premises. Within thirty (30) days of Lessor’s receipt of Lessee’s written notice of objection, Lessor shall provide Lessee with written notice of Lessor’s election to either (A) enforce the use restriction set forth in subsection 8.a. above, or (B) permit a change in the use of the Premises, provided that such proposed use shall in no event (1) require the use, storage or disposal of Hazardous Materials on or about the Premises or the Project, (2) increase or affect any fire or other insurance covering the Building or the Project, (3) interfere with the rights of other tenants of the Building or Project, including, without limitation, any exclusive use rights of such tenants, (4) be in violation of applicable federal, state or local laws, rules, regulations, codes or ordinances, or (5) require Lessor to construct or install, or to provide any allowance for the construction or installation of, any tenant improvements in the Premises. Notwithstanding the preceding to the contrary, in no event shall Lessor have any obligation to allow a change in the use of the premises, it being expressly understood by the parties that the use restriction set forth in subsection 8.a. above is an absolute prohibition against a change in use of the Premises. In the event Lessor fails to provide Lessee with written notice of its election to either enforce the use restriction or allow a change in use of the Premises within said thirty (30) day period, Lessor shall be deemed to have elected to enforce the use restriction. In the event Lessor elects or is deemed to have elected to enforce the use restriction as provided hereinabove, Lessee shall have the right to pursue such valid claims or defenses against Lessor as may be permitted under California Civil Code section 1997.040 and which Lessee is able to prove.

9.  COMPLIANCE WITH LAWS. Lessee shall not use the Premises or permit anything to be done in or about the Premises by Lessee’s Agents which will in any way knowingly conflict with or violate any law, statute, ordinance, order or governmental rule or regulation or requirement of duly constituted public authorities or quasi-public authorities now in force or which may hereafter be enacted or promulgated. Lessee shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, orders and governmental or quasi-governmental rules, regulations or requirements now in force or which may hereafter be in force and with all recorded documents which relate to or affect the condition, particular use or occupancy of the Premises, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, excluding capital improvements or other alterations not related to or affected by Lessee’s improvements or particular use of the Premises; provided however, Lessee’s responsibility shall not extend to the cost of compliance for any condition of the Premises that existed prior to the Commencement Date. The judgment of any court of competent jurisdiction or the admission of Lessee in any action against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any law, statute, ordinance, or governmental or quasi-governmental rule, regulation or requirement, shall be conclusive of that fact as between the Lessor and Lessee. Lessee shall obtain, prior to taking possession of the Premises, all permits, licenses, or other authorizations for the lawful operation of its business at the Premises. Lessee shall indemnify, defend with counsel acceptable to Lessor and hold Lessor and Lessor’s employees, agents, partners, officers, directors and shareholders harmless from and against any claim, action, suit, proceeding, order, judgment, liability, penalty or expense (including, without limitation, attorneys’ fees) arising out of the failure of Lessee to comply with any applicable law, statute, ordinance, order, rule, regulation, requirement or recorded document, with which Lessee is obligated under the terms of this Lease to comply. Lessee acknowledges that Lessee has independently investigated and is satisfied that the Premises are suitable for Lessee’s intended use.

Lessor and Lessee acknowledge that, in accordance with the provisions of the Americans with Disabilities Act of 1990 (the “ADA”), responsibility for compliance with the terms and conditions of Title III of the ADA may be allocated as between Lessor and Lessee. In this regard and notwithstanding anything to the contrary contained in the Lease, Lessor and Lessee agree that the responsibility for compliance with the ADA (including, without limitation, the removal of architectural and communications barriers and the provision of auxiliary aids and services to the extent required) shall be allocated as follows: (i) Lessee shall be responsible for compliance with the provisions of Title I of the ADA, and of Title II and Title III of the ADA as Titles II and III relate to any construction, renovations, alterations and repairs made within the Premises if such construction, renovations, alterations and repairs are made by Lessee, at its expense without the assistance of Lessor; (ii) Lessor shall be responsible for compliance with the provisions of Title II and III of the ADA for all construction, renovations, alterations and repairs which Lessor is required, under this Lease, to make within the Premises, whether (pursuant to the relevant provisions of the Lease) at Lessor’s or Lessee’s expense and the Lessee Improvement Allowance (as defined in Exhibit “C”) will not be used by Lessor to bring the Premises into compliance; and (iii) Lessor shall be responsible for compliance with the provisions of Title III of the ADA for all exterior and interior areas of the Building not included within the Premises except to the extent such compliance is necessitated as a result of Lessee’s particular use of, or alterations to, the Premises. Lessor agrees to indemnify, defend and hold Lessee harmless from and against any claims, damages, costs and liabilities arising out of Lessor’s failure, or alleged failure, as the case may be, to comply with the ADA, to the extent such compliance has been allocated to Lessor herein, which indemnification obligation shall survive the expiration or termination of this Lease if the Lease has not been terminated by reason of a default by Lessee. Lessee agrees to indemnify, defend and hold Lessor harmless from and against any claims, damages, costs and liabilities arising out of Lessee’s failure, or alleged failure, as the case may be, to comply with the ADA to the extent such compliance has been allocated to Lessee herein, which indemnification obligation shall survive the expiration or termination of this Lease. Lessor and Lessee each agree that the allocation of responsibility for ADA compliance shall not require Lessor or Lessee to supervise, monitor or otherwise review the compliance activities of the other with respect to its assumed responsibilities for ADA compliance as set forth in this Article 9. Lessor shall, in complying with the ADA (to the extent such compliance has been allocated to Lessor herein), be entitled to rely upon representations made to, or information given to Lessor by Lessee in regard to Lessee’s use of the Premises, Lessee’s employees, and other matters pertinent to compliance with the ADA. The indemnity of Lessee set forth above shall apply as to any liability arising against Lessor by reason of any misrepresentations or misinformation given by Lessee to Lessor. The allocation of responsibility for ADA compliance between Lessor and Lessee, and the obligations of Lessor and Lessee established by such allocations, shall supersede any other provisions of the Lease that may contradict or otherwise differ from the requirements of this Article 9.

10.  ALTERATIONS AND ADDITIONS.

a.  Lessee’s Alterations. Lessee shall not make or suffer to be made any alterations, additions, changes or improvements (collectively, “Alterations”) to or of the Premises, or any part thereof without Lessor’s prior written consent, which consent shall not, except as otherwise expressly provided in the Lease, be unreasonably withheld; except, however, that without Lessor’s consent but upon at least ten (10) business days prior written notice to Lessor, Lessee may make interior, non-structural Alterations costing less than Ten Thousand Dollars ($10,000.00) in any one instance and not (1) requiring the demolition of any material improvements existing as of the Commencement Date, or (2) materially affecting the mechanical or utility systems serving the Premises or the exterior appearance of the Building. Lessor may impose, as a condition to the aforesaid consent, such requirements as Lessor may deem reasonably appropriate in its reasonable discretion, including without limitation: the manner in which the work is done; a right of approval of the contractor by whom the work is to be performed; the times during which such work is to be accomplished; the requirement that Lessee post a lien and completion bond (or its equivalent) in an amount equal to one and one-half times any and all estimated Alterations costs and otherwise in form reasonably satisfactory to Lessor to insure Lessor against any liability for mechanics’ and materialmen’s liens and to insure completion of the work; the requirement that Lessee reimburse Lessor, as additional rent, for Lessor’s actual and reasonable costs incurred in reviewing any proposed Alterations, whether or not Lessor’s consent is granted; and the requirement that at Lease Termination, either (i) Lessee, at its expense, will remove any and all such Alterations designated for removal by Lessor at the time Lessor approves such Alteration, and Lessee shall, at its cost, promptly repair all damages to the Project caused by such removal, or (ii) the Alterations made by Lessee shall remain with the Premises, be a part of the realty, and belong to Lessor. If Lessor consents to any Alterations to the Premises by Lessee, the same shall be made by Lessee at Lessee’s sole cost and expense in accordance with plans and specifications approved by Lessor. Any such Alterations made by Lessee shall be performed in accordance with all applicable laws, ordinances and codes and in a first class workmanlike manner, and shall not weaken or impair the structural strength or lessen the value of the Building, shall not invalidate, diminish, or adversely affect any warranty applicable to the Building or any other improvements located within the Project, including any equipment therein, and shall be performed in a manner causing Lessor and Lessor’s agents and other tenants of the Building the least interference and inconvenience practicable under the circumstances. In making any such Alterations, Lessee shall, at Lessee’s sole cost and expense:

(i)  File for and secure any necessary permits or approvals from all governmental departments or authorities having jurisdiction, and any utility company having an interest therein,

(ii)  Notify Lessor in writing at least fifteen (15) days prior to the commencement of work on any Alteration, so that Lessor can post and record appropriate notices of non-responsibility, and

(iii)  Provide Lessor with copies of all drawings and specifications prior to commencement of construction of any Alterations, and provide Lessor with “as built” plans and specifications (on CAD diskette if available) following completion of such Alterations.

In no event shall Lessee make or suffer to be made any Alteration to the mechanical or utility systems of the Building, to the Common Area or the structural portions of the Building or any part thereof without Lessor’s prior written consent, which consent may be withheld in Lessor’s sole discretion.

b.  Removal. Upon Lease Termination, Lessee shall, upon written demand by Lessor at Lessee’s sole cost and expense, forthwith and with all due diligence remove any Alterations made by Lessee, designated by Lessor to be removed at the time Lessor approved such Alteration and Lessee shall, forthwith and with all due diligence at its sole cost and expense, repair any damage to the Project caused by such removal. Lessee shall also, upon Lease Termination and provided that Lessee is not then in default hereunder beyond any applicable notice and cure period, remove Lessee’s movable equipment, furnishings, trade fixtures and other personal property (excluding any Alterations made by Lessee not specifically designated by Lessor to be removed), provided that Lessee shall, forthwith and with all due diligence at its sole cost and expense, repair any damages to the Project caused by such removal. Unless Lessor elects to have Lessee remove any such Alterations as provided above, all such Alterations except for movable furniture and trade fixtures of Lessee not permanently affixed to the Premises, shall become the property of Lessor upon Lease Termination (without any payment therefor) and remain upon and be surrendered with the Premises. However, Lessee shall have the right, prior to the expiration of the Term or earlier termination of this Lease, to remove any of Lessee’s furniture and trade fixtures located in the Premises, provided that Lessee promptly repairs any damage to the Premises resulting from such removal. Notwithstanding anything to the contrary contained in this Lease, in no event shall Lessee be required to remove or pay for the removal of any of the Lessee Improvements installed pursuant to the terms of Exhibit “C” attached hereto.

c.  Alterations Required by Law. Lessee shall pay to Lessor as additional rent, the cost of any structural or non-structural alteration, addition or change to the Building and/or at Lessor’s election, shall promptly make, at Lessee’s sole expense and in accordance with the provisions of subsection 10.a. above, any structural or non-structural alteration, addition or change to the Premises required to comply with laws, regulations, ordinances or orders of any public agencies, whether now existing or hereinafter promulgated, where such alterations, additions or changes are required by reason of: Lessee’s or Lessee’s Agents’ acts; Lessee’s particular use or change of use to the Premises or alterations or improvements to the Premises made by Lessee; or Lessee’s application for any permit or governmental approval.

d.  Lessor’s Improvements. All fixtures, improvements or equipment which are installed, constructed on or attached to the Premises, or any part of the Project by Lessor at its expense shall be a part of the realty and belong to Lessor.

11.  REPAIRS.

a.  By Lessee. Except as otherwise set forth in this Lease, by taking possession of the Premises, Lessee shall be deemed to have accepted the Premises as being in good and sanitary order, condition and repair and to have accepted the Premises in their condition existing as of the date of such possession, subject to all applicable laws, covenants, conditions, restrictions, easements, and other matters of public record and the Rules and Regulations from time to time promulgated by Lessor governing the use of any portion of the Project. Lessee shall further be deemed to have accepted Lessee Improvements constructed by Lessor, if any, as being completed in accordance with the plans and specifications for such improvements, excluding only the punch list items referred to in Article 4.a. above. Subject to the provisions granting Lessor an opportunity to perform repairs upon written notice from Lessee as set forth in Article 11.b., Lessor represents and warrants that as of the Commencement Date the Premises and Building Systems (as defined in Exhibit C) servicing the Premises will be in good condition and repair and the roof watertight Except as set forth in Article 11.b. below, Lessee shall at Lessee’s sole cost and expense, keep every part of the Premises in good condition and repair, damage thereto from causes beyond the control of Lessee (and not caused by any act or omission of Lessee or Lessee’s Agents) and excepting ordinary wear and tear and repair and restoration required due to casualty or condemnation which Lessee is not required to repair pursuant to Article 21 or 24, respectively, below. If Lessee fails to maintain or repair the Premises as required by this Lease, Lessor may give Lessee written notice thereof and if Lessee fails to commence such required work immediately in an emergency or where immediate action is required to protect the Premises or any portion of the Project, or within thirty (30) days after such notice is given under other circumstances, and diligently prosecute it to completion, then Lessor or Lessor’s agents, in addition to all of the rights and remedies available hereunder or by law and without waiving any alternative remedies, shall have the right to enter the Premises and to do such acts and expend such funds at the expense of Lessee as are reasonably required to perform Lessee’s obligations under this Lease. Any amount so expended by Lessor shall be paid by Lessee to Lessor as additional rent, upon demand. With respect to any work performed by Lessor pursuant to this Article 11.a., Lessor shall be liable to Lessee only for physical damage caused to Lessee’s personal property located within the Premises to the extent such damage is caused by Lessor’s negligence or willful misconduct, subject to the provisions of Article 15 below. In no event shall Lessor have any liability to Lessee for any inconvenience or interference with the use of the Premises by Lessee, or for any consequential damages, including lost profits, as a result of performing any such work. Except as specifically provided in an addendum, if any, to this Lease or in connection with Lessor’s obligations under 11.b. or Exhibit C, Lessor shall have no obligation whatsoever to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof and the parties hereto affirm that Lessor has made no representations or warranties, express or implied, to Lessee respecting the condition of the Premises or any part of the Project except as specifically set forth in this Lease.

b.  By Lessor. The costs of repairs and maintenance which are the obligation of Lessor under this Lease or which Lessor elects to perform under this Lease except such repairs and maintenance which are the responsibility of Lessee hereunder, shall be an Operating Expense except as otherwise set forth in this Lease. Notwithstanding anything to the contrary contained in this Lease, Lessor shall repair and maintain the structural portions of the Building at Lessor’s sole cost and expense, and subject to recovery as an Operating Expense, Lessor shall repair, maintain and replace, when necessary all non-structural items, including the roof membrane and all building systems including the basic plumbing, air conditioning, heating and electrical systems installed or furnished by Lessor, except to the extent such maintenance or repairs are caused by the act, neglect, fault or omission of any duty by Lessee or Lessee’s Agents, in which case Lessee shall pay to Lessor the reasonable cost of such maintenance or repairs as additional rent (subject to the terms of Article 15 hereof). Lessor shall not be liable for any failure to make any such repairs or to perform any maintenance for which Lessor is responsible as provided above unless Lessor fails to commence such work for a period of more than thirty (30) days after written notice of the need of such repairs or maintenance is given to Lessor by Lessee (or within a reasonable period of time in the event of an emergency) and the failure is due solely to causes within Lessor’s reasonable control. Except as provided in Article 21 of this Lease, there shall be no abatement of Rentals, and in any event there shall be no liability of Lessor by reason of any injury to or interference with Lessee’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project or in or to fixtures, appurtenances and equipment therein. Lessee waives the benefits of any statute now or hereafter in effect (including, without limitation, the provisions of subsection l of Section 1932, Section 1941 and Section 1942 of the California Civil Code and any similar or dissimilar law, statute or ordinance now or hereafter in effect) which would otherwise afford Lessee the right to make repairs at Lessor’s expense (or to deduct the cost of such repairs from Rentals due hereunder) or to terminate this Lease because of Lessor’s failure to keep the Premises in good and sanitary order.

12.  LIENS. Lessee shall keep the Premises and every portion of the Project free from any and all mechanics’, materialmen’s and other liens, and claims thereof, arising out of any work performed, materials furnished or obligations incurred by or for Lessee. Lessee shall indemnify and defend with counsel acceptable to Lessor and hold Lessor harmless from and against any liens, demands, claims, actions, suits, proceedings, orders, losses, costs, damages, liabilities, penalties, expenses, judgments or encumbrances (including without limitation, attorneys’ fees) arising out of any work or services performed or materials furnished by or at the direction of Lessee or Lessee’s Agents or any contractor employed by Lessee with respect to the Premises. Should any claims of lien relating to work performed, materials furnished or obligations incurred by Lessee be filed against, or any action be commenced affecting the Premises, any part of the Project, and/or Lessee’s interest therein, Lessee shall give Lessor notice of such lien or action within three (3) business days after Lessee receives notice of the filing of the lien or the commencement of the action. If Lessee does not, within twenty (20) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Lessor shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including by payment of the claim giving rise to such lien or by posting a proper bond, or by requiring Lessee to post for Lessor’s benefit a bond, surety, or cash amount equal to one and one-half (l-1/2) times the amount of lien and sufficient to release the Premises and Project from the lien. All sums paid by Lessor pursuant to this Article 12 and all expenses incurred by it in connection therewith including attorneys’ fees and costs shall be payable to Lessor by Lessee as additional rent on demand.

13.  ASSIGNMENT AND SUBLETTING.

a.  Prohibitions in General. Lessee shall not (whether voluntarily, involuntarily, or by operation of law) assign this Lease or allow all or any part of the Premises to be sublet, without Lessor’s prior written consent in each instance, which consent shall not be unreasonably withheld, subject, nevertheless, to the provisions of this Article 13. Without limiting the generality of the foregoing, and provided that Lessee provides reasonable advance written notice thereof to Lessor, Lessee shall have the right to sublease one office within the Premises which is not separately demised from the remainder of the Premises and which is used for the permitted use under this Lease. Notwithstanding anything to the contrary contained herein, Lessee shall have the right without Lessor’s prior consent and without being subject to Article 13.e. or 13.g. below, but upon not less than twenty (20) days prior written notice to Lessor, to assign this Lease or sublet the Premises to any entity (i) controlling, controlled by or having fifty percent (50%) or more common control with Lessee, or (ii) resulting from a merger or consolidation with Lessee or acquiring substantially all of the assets and/or substantially all of the stock of Lessee; provided that any such entity shall have a tangible net worth reasonably sufficient to meet the financial requirements of this Lease, and shall assume the obligations and liabilities of Lessee under this Lease (or such of such obligations and liabilities as are to be performed by the sublessee under the terms of the applicable sublease in the event of a sublease), and no such assignment or sublease shall in any manner release Lessee from its primary liability under this Lease (except in the case of an assignment to the surviving entity in a merger or consolidation transaction permitted pursuant to the foregoing provisions of this sentence where the prior “Lessee” does not survive such merger or consolidation transaction). For all purposes of this Lease, a “Permitted Transfer” shall mean an assignment or subletting by Lessee which is permitted without Lessor’s prior consent pursuant to clause (i) or (ii) above. Except for an allowed assignment or subletting pursuant to the foregoing provisions of this paragraph, Lessee shall not (whether voluntarily, involuntarily, or by operation of law) (1) allow all or any part of the Premises to be occupied or used by any person or entity other than Lessee, (2) transfer any right appurtenant to this Lease or the Premises, (3) mortgage, hypothecate or encumber the Lease or Lessee’s interest in the Lease or Premises (or otherwise use the Lease as a security device) in any manner, or (4) permit any person to assume or succeed to any interest whatsoever in this Lease, without Lessor’s prior written consent in each instance, which consent may not be unreasonably withheld or delayed.

Any assignment, sublease, hypothecation, encumbrance, or transfer other than a Permitted Transfer (collectively “Transfer”) without Lessor’s consent shall constitute a default by Lessee and shall be voidable. Lessor’s consent to any one Transfer shall not constitute a waiver of the provisions of this Article 13 as to any subsequent Transfer nor a consent to any subsequent Transfer. The provisions of this subsection 13.a. expressly apply to all heirs, successors, sublessees, assigns and transferees of Lessee. If Lessor consents to a proposed Transfer, such Transfer shall be valid and the transferee shall have the right to take possession of the Premises only if the Assumption Agreement described in subsection 13.c. below is executed and delivered to Lessor, Lessee has paid the costs and fees described in subsection 13.i. below, and an executed counterpart of the assignment, sublease or other document evidencing the Transfer is delivered to Lessor and such transfer document contains the same terms and conditions as stated in Lessee’s notice given to Lessor pursuant to subsection 13.d. below, except for any such modifications Lessor has consented to in writing. The acceptance of Rentals by Lessor from any person or entity other than Lessee shall not be deemed to be a waiver by Lessor of any provision of this Lease or to be a consent to any Transfer.

b.  Collection of Rent. Lessee irrevocably assigns to Lessor, as security for Lessee’s obligations under this Lease, all rent not otherwise payable to Lessor by reason of any Transfer of all or any part of the Premises or this Lease. Lessor, as assignee of Lessee, or a receiver for Lessee appointed on Lessor’s application, may collect such rent and apply it toward Lessee’s obligations under this Lease; provided, however, that until the occurrence of any default by Lessee or except as provided by the provisions of subsection 13.f. below, Lessee shall have the right to collect such rent.

c.  Assumption Agreement. As a condition to Lessor’s consent to any Transfer of Lessee’s interest in this Lease or the Premises, Lessee and Lessee’s assignee, sublessee, encumbrancer, hypothecate, or transferee (collectively “Transferee”), shall execute a written Assumption Agreement, in a form approved by Lessor, which Agreement shall include a provision that Lessee’s Transferee shall expressly assume all obligations of Lessee under this Lease, and shall be and remain jointly and severally liable with Lessee for the performance of all conditions, covenants, and obligations under this Lease from the effective date of the Transfer of Lessee’s interest in this Lease (except that as to a subletting, such Assumption Agreement shall relate only to performance of Lessee’s non-rent payment obligations under this Lease relating to the portion of the Premises subleased). In no event shall Lessor have any obligation to materially amend or modify this Lease in connection with any proposed Transfer, including, without limitation, amending or modifying the use restriction set forth in subsection 8.a. above.

d.  Request for Transfer. Lessee shall give Lessor at least thirty (30) days prior written notice of any desired Transfer and of the proposed terms of such Transfer, including but not limited to: the name and legal composition of the proposed Transferee; an audited financial statement of the proposed Transferee prepared in accordance with generally accepted accounting principles within one year prior to the proposed effective date of the Transfer; the nature of the proposed Transferee’s business to be carried on in the Premises; the payment to be made or other consideration to be given on account of the Transfer; and other such pertinent information as may be requested by Lessor, all in sufficient detail to enable Lessor to evaluate the proposed Transfer and the prospective Transferee. Lessee’s notice shall not be deemed to have been served or given until such time as Lessee has provided Lessor with all information specified above and all additional information requested by Lessor pursuant to this subsection 13.d. Lessee shall immediately notify Lessor of any modification to the proposed terms of such Transfer. Lessor shall grant or deny any request for consent hereunder within fifteen (15) days of receipt of the information required under this Article 13.a. and any failure to so respond within such time frame shall be deemed a denial.

e.  Excess Consideration. In the event of any Transfer (other than a Permitted Transfer), Lessor shall receive as additional rent hereunder, fifty percent (50%) of Lessee’s “Excess Consideration” derived from such Transfer. As used herein, “Excess Consideration” shall mean all rent, additional rent, key money, bonus money and/or other consideration received by Lessee from a Transferee and/or paid by a Transferee on behalf of Lessee in connection with the Transfer in excess of the rent, additional rent and other sums payable by Lessee under this Lease (on a per square foot basis if less than all of the Premises is subject to such Transfer), excluding any consideration attributable to the sale or lease of Lessee’s furniture, fixtures, or equipment in the Premises, less the sum of Lessee’s reasonable out-of-pocket costs incurred for brokerage commissions, attorneys’ fees and any Alterations to the Premises or improvement allowances in connection with such Transfer, any lease takeover payment paid to or for the benefit of the Transferee, any reasonable costs of advertising the Premises (or applicable portion thereof) for sublease or assignment. If part of the Excess Consideration shall be payable by the Transferee other than in cash, then Lessor’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Lessor.

f.  Standards for Consent. Without otherwise limiting the criteria upon which Lessor may withhold its consent to any proposed Transfer, the parties hereby agree that it shall be deemed presumptively reasonable for Lessor to withhold its consent to a proposed Transfer if:

(i)  The proposed Transferee’s net worth is not reasonably sufficient given the obligations to be performed under the proposed Transfer as reasonably determined by Lessor in good faith;

(ii)  The proposed Transferee’s use of the Premises is inconsistent with the permitted use of the Premises set forth in this Lease or the proposed Transferee is of a character or reputation which is not consistent with the quality of the Building or Project;

(iii)  As to a Transfer of less than all of the Premises, the space to be Transferred is not regular in shape with appropriate means of ingress and egress suitable for normal leasing purposes;

(iv)  The proposed Transferee is a governmental agency or instrumentality thereof or a person or entity (or an affiliate thereof) currently leasing or occupying space within the Project or with whom Lessor is then negotiating for the lease or occupancy of space within the Project;

(v)  Lessee is in default under this Lease at the time Lessee requests consent to the proposed Transfer; or

(vi)  The proposed Transfer will result in more than a reasonable and safe number of occupants per floor within the space proposed to be Transferred or will result in insufficient parking for the Building.

g.  Right of Recapture. In addition to and without limitation upon, the other rights of Lessor in the event of a proposed Transfer by Lessee pursuant to this Article 13, in the event of a proposed Transfer by Lessee of more than fifty percent (50%) of the Premises for substantially all of the remaining Term of the Lease, (other than a Permitted Transfer), Lessor may elect (by written notice delivered to Lessee within thirty (30) days following Lessee’s submission to Lessor of all information required pursuant to subsection 13.d. above) to terminate this Lease effective as of the date Lessee proposes to enter into such Transfer (or in the case of a proposed Transfer of less than all of the Premises, terminate this Lease as to the portion of the Premises proposed to be Transferred as of the date of such proposed Transfer). Nothing contained in this Article shall be deemed to nullify Lessor’s right to elect to terminate this Lease in accordance with this subsection 13.g. including, but not limited to, Lessor’s failure to exercise the right to terminate this Lease with respect to any previous Transfer. Further, Lessee understands and acknowledges that Lessor’s option to terminate this Lease rather than approve a proposed Transfer is a material inducement for Lessor’s agreeing to lease the Premises to Lessee upon the terms and conditions herein set forth and is deemed a reasonable limitation upon Lessee’s right to enter into a Transfer.

h.  Corporations and Partnerships. If Lessee is a partnership, a withdrawal or substitution (whether voluntary, involuntary, or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning fifty percent (50%) or more of the partnership, any assignment(s) of fifty percent (50%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership shall be deemed a Transfer of this Lease. If Lessee is a corporation, limited liability company or other entity, any dissolution, merger, consolidation or other reorganization of Lessee, any sale or transfer (or cumulative sales or transfers) of the capital stock of or equity interests in Lessee in excess of fifty percent (50%) or any sale (or cumulative sales) of more than fifty percent (50%) of the value of the assets of Lessee shall be deemed a Transfer of this Lease. This subsection 13.h. shall not apply to corporations the capital stock of which is traded on any national exchange.

i.  Attorneys’ Fees and Costs. Lessee shall pay, as additional rent, Lessor’s actual and reasonable costs and attorneys’ fees incurred for reviewing, investigating, processing and/or documenting any requested Transfer, whether or not Lessor’s consent is granted, up to a maximum of $1,500.00 per request.

j.  Miscellaneous. Regardless of Lessor’s consent, no Transfer shall release Lessee of Lessee’s obligations under this Lease or alter the primary liability of Lessee to pay the Rentals and to perform all other obligations to be performed by Lessee hereunder. The acceptance of Rentals by Lessor from any other person shall not be deemed to be a waiver by Lessor of any provision hereof. Upon default by any assignee of Lessee or any successor of Lessee in the performance of any of the terms hereof, Lessor may proceed directly against Lessee without the necessity of exhausting remedies against said assignee or successor. Lessor may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with any assignee of Lessee, without notifying Lessee, or any successor of Lessee, and without obtaining its or their consent thereto and such action shall not relieve Lessee of liability under this Lease.

k.  Reasonable Provisions. Lessee acknowledges that, but for Lessee’s identity, financial condition and ability to perform the obligations of Lessee under the Lease, Lessor would not have entered into this Lease nor demised the Premises in the manner set forth in this Lease, and that in entering into this Lease, Lessor has relied specifically on Lessee’s identity, financial condition, responsibility and capability of performing the obligations of Lessee under the Lease. Lessee acknowledges that Lessor’s rights under this Article 13, including the right to terminate this Lease or withhold consent to certain Transfers in Lessor’s sole and absolute discretion, are reasonable, agreed upon and bargained for rights of Lessor and that the Rentals set forth in the Lease have taken into consideration such rights. Lessee expressly agrees that the provisions of this Article 13 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended from time to time, under the Federal Bankruptcy Code or for any other purpose.

14.  HOLD HARMLESS. Lessee shall to the fullest extent permitted by law, indemnify, defend with counsel acceptable to Lessor, and hold Lessor and Lessor’s employees, agents, partners, officers, directors and shareholders harmless from and against any and all claims, damages, losses, liabilities, penalties, judgments, and costs and expenses (including, without limitation, attorneys’ fees) and any suit, action or proceeding brought pursuant thereto (collectively, “Claims”), including, without limitation, Claims for property damage, or personal injury including death, arising out of (i) Lessee’s use of the Premises or any part thereof, or any activity, work or other thing done in or about the Premises by Lessee or Lessee’s Agents, (ii) any activity, work or other thing done, permitted in or about the Premises, or any part thereof by Lessee or Lessee’s Agents, (iii) any breach or default in the performance of any obligation on Lessee’s part to be performed under the terms of this Lease, (including, without limitation, a failure to maintain insurance as provided in Article 16), or (iv) any act or negligence of the Lessee or Lessee’s Agents; provided however, Lessee shall not be required to indemnify Lessor for pursuant hereto for Claims arising from (i) the negligence or willful misconduct of Lessor to the extent not covered by the insurance required to be maintained by Lessee pursuant to this Lease or (ii) a breach of Lessor’s obligations or representations under this Lease.

The indemnity herein shall extend to the costs and expenses incurred by Lessor for administrative expenses, consultant fees, expert costs, investigation expenses and costs incurred in settling indemnified claims, whether such costs occurred before or after any litigation is commenced. The obligations of Lessee pursuant to this Article 14 and elsewhere in this Lease with respect to indemnification of Lessor shall survive the Lease Termination and shall continue in effect until any and all claims, actions or causes of action with respect to any of the matters indemnified against are fully and finally barred by the applicable statute of limitations. In no event shall any of insurance provisions set forth in Article 16 of this Lease be construed as any limitation on the scope of indemnification set forth herein.

Lessee as a material part of the consideration to Lessor hereby assumes all risk of damage or loss to property or injury or death to person in, upon or about all portions of the Project from any cause except as hereinafter stated. Lessor or its agents shall not be liable for any damage or loss to property entrusted to employees of any part of the Project nor for loss or damage to any property by theft or otherwise, nor for any injury or death or damage or loss to persons or property resulting from any accident, casualty or condition occurring in or about any portion of the Project, or to any equipment, appliances or fixtures therein, or from any other cause whatsoever. Lessee’s assumption of risk and the exculpation of Lessor pursuant hereto is unqualified with the single exception that it shall not apply to the portion of any claim, damage or loss that arises out of Lessor’s negligence or willful misconduct and which is not covered by the insurance required to be maintained by Lessee pursuant to this Lease. Lessor or its agents shall not be liable for interference with the light or other incorporeal hereditaments, nor shall Lessor be liable for any latent defect in the Premises or in the Building. Notwithstanding any other provision of this Lease, in no event shall Lessor have any liability for loss of business (including, without limitation, lost profits) by Lessee. Lessee shall give prompt written notice to Lessor in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment.

If, by reason of any act or omission of Lessee or Lessee’s Agents, Lessor is made a party defendant to any litigation concerning this Lease or any part of the Project or otherwise, Lessee shall indemnify, defend with counsel acceptable to Lessor, and hold Lessor harmless from any liability and damages incurred by (or threatened against) Lessor as a party defendant, including without limitation all damages, costs and expenses, including attorneys’ fees.

15.  SUBROGATION. Notwithstanding anything to the contrary contained in this Lease, Lessor releases Lessee and Lessee’s officers, directors, agents, employees, partners and shareholders from any and all claims or demands for damages, loss, expense or injury arising out of any perils to the extent covered by insurance carried by Lessor (or would be insured if the insurance required under this Lease was maintained by Lessor), whether due to the negligence of Lessee or Lessee’s officers, directors, agents, employees, partners and shareholders and regardless of cost or origin, to the extent such waiver is permitted by Lessor’s insurers and does not prejudice the insurance required to be carried by Lessor under this Lease. Notwithstanding anything to the contrary contained in this Lease, Lessee releases Lessor and Lessor’s officers, directors, agents, employees, partners and shareholders from any and all claims or demands for damages, loss, expense or injury arising out of any perils which are insured against under any insurance carried by Lessee (or would be insured if the insurance required under this Lease was maintained by Lessee), whether due to the negligence of Lessor or its officers, directors, agents, employees, partners and shareholders and regardless of cost or origin, to the extent such waiver is permitted by Lessee’s insurers and does not prejudice the insurance required to be carried by Lessee under this Lease.

16.  LESSEE’S INSURANCE.

a.  Lessee shall, at Lessee’s expense, obtain and keep in force during the Term a policy of commercial general liability insurance, including the broad form endorsement, insuring Lessor and Lessee against any liability arising out of the ownership, use, occupancy, maintenance, repair or improvement of the Premises and all areas appurtenant thereto. Such insurance shall provide single limit liability coverage of not less than Three Million Dollars ($3,000,000.00) per occurrence for bodily injury or death and property damage. Such insurance shall name Lessor and, at Lessor’s request, Lessor’s mortgagee, each as an additional insured, and shall provide that Lessor and any such mortgagee, although an additional insured, may recover for any loss suffered by Lessor or Lessor’s agents by reason of Lessee’s or Lessee’s Agent’s negligence. All such insurance shall be primary and non-contributing with respect to any insurance maintained by Lessor and shall specifically insure Lessee’s performance of the indemnity and hold harmless agreements contained in Article 14 above although Lessee’s obligations pursuant to Article 14 shall not be limited to the amount of any insurance required of or carried by Lessee under this Article 16 and Lessee is responsible for ensuring that the amount of liability insurance carried by Lessee is sufficient for Lessee’s purposes. Lessee may carry said insurance under a blanket policy provided that such policy conforms with the requirements specified in this Article and the coverage afforded Lessor is not diminished thereby.

b.  Lessee acknowledges and agrees that insurance coverage carried by Lessor will not cover Lessee’s property within the Premises or within the Building. Lessee shall, at Lessee’s expense, obtain and keep in force during the Term a policy of “All Risk” property insurance, including without limitation, coverage for earthquake and flood; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief; and demolition, increased cost of construction and contingent liability from changes in building laws on all leasehold improvements installed in the Premises by Lessee at its expense (if any), and on all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereinafter constructed or installed on the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the Standard ISO All Risk form, when such form is supplemented with the coverage required above.

c.  If Lessee fails to procure and maintain any insurance required to be procured and maintained by Lessee pursuant to this Lease, Lessor may, but shall not be required to, procure and maintain all or any portion of the same, at the expense of Lessee. Lessor’s election pursuant to this subsection 16.c. to procure and maintain all or any portion of the insurance which Lessee fails to procure and maintain is acknowledged by Lessee to be for Lessor’s sole benefit. Lessee acknowledges that any insurance procured and maintained by Lessor pursuant to this subsection 16.c. may not be sufficient to adequately protect Lessee. Any personal property insurance procured and maintained by Lessor for Lessee’s equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises, including improvements or fixtures hereinafter constructed or installed on the Premises, may not sufficiently cover the replacement cost thereof. Any insurance procured and maintained by Lessor pursuant to this subsection 16.c. may provide for less coverage than is required to be maintained by Lessee pursuant to this Lease. Lessee acknowledges and agrees that Lessee is and shall remain solely responsible for procuring insurance sufficient for Lessee’s purposes, notwithstanding the fact that Lessor has procured or maintained any insurance pursuant to this subsection 16.c. Any insurance required to be maintained by Lessee hereunder shall be in companies with a security rating of A or better, and a financial size category rating of X or better, in the then most recently published “Best’s Insurance Guide.” Prior to occupancy of the Premises (and thereafter annually with respect to renewals, not later than thirty (30) days prior to expiration of then existing policies), Lessee shall deliver to Lessor copies of the policies of insurance required to be kept by Lessee hereunder, or certificates evidencing the existence and amount of such insurance, with evidence satisfactory to Lessor of payment of premiums. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Lessor.

d.  Not more frequently than once every year, Lessee shall increase the amounts of insurance as follows: (i) as recommended by Lessor’s insurance broker provided that the amount of insurance recommended by such broker shall not exceed the amount customarily required of tenants in comparable projects located within Mountain View/Palo Alto, California, or (ii) as required by Lessor’s lender. Any limits set forth in this Lease on the amount or type of coverage required by Lessee’s insurance shall not limit the liability of Lessee under this Lease.

16A. LESSOR’S INSURANCE. Lessor shall carry “All Risk” property insurance on the Building and Project for the full replacement cost of the Building and Project.

17.  SERVICES AND UTILITIES. Lessee shall be entitled to access to and use of the Premises on a twenty-four (24) hours per day, seven (7) days per week basis, subject to the provisions of this Lease. Lessor agrees to furnish to the Premises during “Building Hours” (as hereinafter defined), and subject to the rules and regulations of the Building of which the Premises are a part, electricity for normal lighting, water, heat, air-conditioning and elevator service which are required in Lessor’s good faith judgment for the comfortable use and occupation of the Premises. As used herein, the term “Building Hours” shall mean 7:00 a.m. to 7:00 p.m. on Mondays through Fridays and from 9:00 a.m. to 1:00 p.m. on Saturdays (except generally recognized Building holidays). During recognized business days for the Building, and subject to the reasonable rules and regulations of the Building and Project, Lessor shall furnish to the Premises and the Common Areas, janitorial service, window washing, fluorescent tube replacement and toilet supplies; provided, however, Lessor shall not be required to provide janitorial services for any portion of the Premises to the extent required as a result of the preparation or consumption of food or beverages (provided that nothing in this paragraph shall be construed as a consent by Lessor to the preparation of such food or beverages unless otherwise expressly provided elsewhere in this Lease). Lessor shall also maintain and keep lighted during Building Hours the common stairs, common entries and toilet rooms in the Building. Lessor shall not be liable for, and Lessee shall not be entitled to, any reduction of Rentals by reason of Lessor’s failure to furnish any of the foregoing when such failure is caused by casualty, act of God, accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Lessor. Lessor shall not be liable under any circumstances for injury to or death of or loss or damage to persons or property or damage to Lessee’s business, however occurring, through or in connection with or incidental to failure to furnish any of the foregoing. Wherever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Lessor reserves the right to install supplementary air conditioning units in the Premises in the event that Lessee’s need for HVAC exceeds the capacity of the Building HVAC systems and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Lessee to Lessor upon demand by Lessor as additional rent. The costs of all utilities and services furnished by Lessor to Lessee pursuant to this Article 17 which are not specified as being reimbursed or paid directly by Lessee or other tenants shall be included as items of Building Operating Expenses.

Lessee will not, without the prior written consent of Lessor, use or permit the use of any apparatus or device in or upon the Premises (including, but without limitation thereto, machines using in excess of 120 volts), which will in any way increase the amount of gas, electricity or water usually furnished or supplied for the use of the Premises as general office space (which, as to electricity consumption, the parties hereby agree to mean not more than three (3) watts per square foot of usable area on a demand load basis); nor will Lessee connect or permit connection of any apparatus or device for the purpose of using gas, electric current or water with electric current, gas or water supply lines, except for electricity through existing electrical outlets in the Premises. If Lessee requires water or electric current in excess of that usually furnished or supplied for the use of the Premises as general office space, Lessee shall first procure the written consent of Lessor (which consent may be granted or withheld in Lessor’s sole and absolute discretion), to the use thereof and Lessor may cause a water or gas meter or electric current meter to be installed in the Premises so as to measure the amount of water, gas and electric current consumed for any such use. The cost of any such meters and of installation, maintenance and repair thereof shall be paid for by the Lessee and Lessee agrees to pay to Lessor, as additional rent, promptly upon demand therefor by Lessor for all such water, gas and electric current consumed as shown by said meters, at the rates charged for such services by the local public utility furnishing the same, plus any additional expense incurred in keeping account of the water, gas and electric current so consumed. If a separate meter is not installed, such excess cost for such water, gas and electric current will be conclusively established by an estimate made by a utility company or electrical engineer selected by Lessor.

If requested by Lessee in writing at least one (1) business day in advance (or such shorter time in advance as is reasonably practicable given Building mechanical systems), heating, ventilation and air conditioning (“HVAC”) service shall be provided to the Premises other than during Building Hours (for a minimum period of three (3) consecutive hours at a time, except for after-hours HVAC service immediately following Building Hours, at which time the minimum period shall be one (1) hour), provided that Lessee shall pay to Lessor for each such hour of HVAC service during non-Building Hours, the then prevailing charge by Lessor for such service (which shall equal Lessor’s determination in Lessor’s reasonable business judgment of the actual cost of providing such non-Building Hours HVAC service, including, without limitation, a reasonable administrative charge). Amounts payable by Lessee hereunder shall be paid as additional rent within thirty (30) days following Lessee’s receipt of Lessor’s billing therefor.

Lessor agrees that Lessee may request, and Lessor shall agree to, the installation of supplemental HVAC to serve the Premises in the event Lessee reasonably determines that the existing system is inadequate to meet Lessee’s needs, provided that such HVAC shall be installed at the sole cost and expense of Lessee, and the design and placement of such HVAC equipment shall be reasonably approved in advance by Lessor.

18.  RULES AND REGULATIONS. Lessee shall faithfully observe and comply with the rules and regulations that Lessor shall from time to time promulgate for the Building and the Project. Lessor reserves the right from time to time to make all reasonable and non-discriminatory modifications to said rules and regulations. The additions and modifications to these rules and regulations shall be binding upon Lessee upon delivery of a copy of them to Lessee. Lessor shall not be responsible to Lessee for the non-performance of any said rules by any other tenants or occupants. The current “Rules and Regulations” are attached hereto as Exhibit “D.”

19.  HOLDING OVER. If Lessee remains in possession of the Premises or any part thereof after Lease Termination, with the express written consent of Lessor, such occupancy shall be a tenancy from month to month at a Base Rent in the amount of one hundred twenty-five percent (125%) of the Base Rent in effect immediately preceding such Lease Termination, plus all other rental charges payable hereunder, and upon all the terms hereof applicable to a month to month tenancy. In such case, either party may thereafter terminate this Lease at any time upon giving not less than thirty (30) days written notice to the other party. For any possession of the Premises after the Lease Termination without Lessor’s consent, Lessee shall be liable for all detriment proximately caused by Lessee’s possession, including without limitation, attorneys’ fees, costs and expenses, claims of any succeeding tenant founded on Lessee’s failure to vacate and for payment to Lessor of Base Rent in an amount equal to the greater of (a) one hundred fifty percent (150%) of the Base Rent in effect immediately preceding such Lease Termination, or (b) the fair market rental value for the Base Rent for the Premises, together with such other Rentals provided in this Lease to the date Lessee actually vacates the Premises, and such other remedies as are provided by law, in equity or under this Lease, including without limitation punitive damages recoverable under California Code of Civil Procedure Section 1174.

20.  ENTRY BY LESSOR. Lessor reserves and shall at any and all reasonable times have the right to enter the Premises upon 24 hour advance notice (delivered via e-mail if reasonably possible under the circumstances) to Lessee (except in case of emergency), to inspect the same, supply janitorial service and any other service to be provided by Lessor to Lessee hereunder, to submit said Premises to prospective purchasers, mortgagees, lenders or tenants, to post notices of non-responsibility, and to alter, improve or repair the Premises and any portion of the Building that Lessor may deem necessary or desirable, without any abatement of Rentals, and may for such purposes erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the entrance to the Premises shall not be unreasonably blocked thereby, and further provided that the business of the Lessee shall not be interfered with unreasonably. In no event shall Lessor have any liability to Lessee for, and Lessee hereby waives any claim for, damages or for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other damage or loss occasioned thereby so long as Lessor uses commercially reasonable efforts to minimize the interference with Lessee’s use of the Premises. For each of the aforesaid purposes, Lessor shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Lessee’s vaults, safes and files, and Lessor shall have the right to use any and all means which Lessor may deem proper to open said doors in an emergency in order to obtain entry to the Premises, without liability to Lessee except for any failure to exercise due care for Lessee’s property under the circumstances of each entry. Any entry to the Premises obtained by Lessor by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Lessee from the Premises or any portion thereof. If Lessee has removed substantially all of Lessee’s property from the Premises, Lessor may, without abatement of Rentals, enter the Premises for alteration, renovation or decoration during the last thirty (30) days of the Term. With respect to any entry by Lessor into the Premises, Lessor shall be liable to Lessee solely for physical damage caused to Lessee’s personal property located within the Premises to the extent such damage is caused by Lessor’s active negligence or willful misconduct and which is not covered by the insurance required to be maintained by Lessee pursuant to this Lease. Any entry of Lessor or its agents into the Premises shall be subject to Lessee’s reasonable security and confidentiality requirements.

21.  RECONSTRUCTION. If the Premises are damaged and rendered substantially untenantable, or if the Building is damaged (regardless of damage to the Premises) or destroyed, Lessor may, within ninety (90) days after the casualty, notify Lessee of Lessor’s election not to repair, in which event this Lease shall terminate at the expiration of the ninetieth (90th) day. If Lessor elects to repair the damage or destruction, this Lease shall remain in effect and the then current Base Rent and Lessee’s Percentage Share of Building Expenses allocated to the Office Cost Pool shall be proportionately reduced from the date of damage and during the period of repair. The reduction shall be based upon the extent to which the making of repairs interferes with Lessee’s business conducted in the Premises, as reasonably determined by Lessor. All other Rentals due hereunder shall continue unaffected, and Lessee shall have no claim against Lessor for compensation for inconvenience or loss of business during any period of repair or reconstruction. Upon Lessor’s election to repair, Lessor shall diligently repair the damage to the extent of insurance proceeds available to Lessor. Lessor shall not be required to repair or replace, whether injured or damaged by fire or other cause, any items required to be insured by Lessee under this Lease including Lessee’s fixtures, equipment, merchandise, personal property, inventory, panels, decoration, furniture, railings, floor covering, partitions or any other improvements, alterations, additions, or property made or installed by Lessee to the Premises, and Lessee shall be obligated to promptly rebuild or restore the same to the same condition as they were in immediately before the casualty. Lessee hereby waives all claims for loss or damage to the foregoing. Lessee waives any rights to terminate this Lease if the Premises are damaged or destroyed, including without limitation any rights pursuant to the provisions of Subdivision 2 of Section 1932 and Subdivision 4 of Section 1933 of the Civil Code of California, as amended from time to time, and the provisions of any similar law hereinafter enacted. If the Lease is terminated by Lessor pursuant to this Article 21, the unused balance of the Security Deposit and any Rentals unearned as of the effective date of termination shall be refunded to Lessee. Lessee shall pay to Lessor any Rentals or other charges due Lessor under the Lease, prorated as of the effective date of termination. Notwithstanding anything to the contrary in the foregoing, if the damage is due to the fault or neglect of Lessee, or Lessee’s Agents, there shall be no abatement of Base Rent or any other Rentals.

Notwithstanding the foregoing, if less than thirty-three percent (33%) of the Rentable Area of the Building is damaged from an insured casualty and the insurance proceeds actually available to Lessor for reconstruction (net of costs to recover such proceeds and after all claimants thereto including lienholders have been satisfied or waive their respective claims) (“Net Insurance Proceeds”) are sufficient to completely restore the Building, Lessor agrees to make such reparations and continue this Lease in effect. If, upon damage of less than thirty-three percent (33%) of the Rentable Area of the Building there are not sufficient insurance proceeds actually available to allow Lessor to completely restore the Building, Lessor shall not be obligated to repair the Building and the provisions of the first paragraph of this Article shall control.

Lessee shall not be entitled to any compensation or damages from Lessor for loss of the use of the whole or any part of the Premises, or for any damage to Lessee’s business, or any inconvenience or annoyance occasioned by such damage, or by any repair, reconstruction or restoration by Lessor, or by any failure of Lessor to make any repairs, reconstruction or restoration under this Article or any other provision of this Lease. However, notwithstanding anything to the contrary contained in this Lease, in the event of material casualty damage to the Premises not resulting in termination of this Lease, Lessor shall deliver written notice to Lessee within sixty (60) days following such casualty damage or occurrence setting forth Lessor’s good faith estimate of the time required for completion of repair and/or restoration of the Premises, and if such estimated time exceeds one hundred eighty (180) days from the occurrence of the casualty, Lessee may elect to terminate this Lease by written notice to Lessor within fifteen (15) days following Lessee’s receipt of such notice. In addition, if such repair is not substantially completed so as to permit Lessee’s resumption of business from the Premises without material interference from any uncompleted repair work within one hundred fifty (150) days from the occurrence of the casualty (or thirty (30) days less than such longer period as may have been estimated in Lessor’s written notice to Lessee pursuant hereto), then Lessee shall thereafter have the right to terminate this Lease upon thirty (30) days prior written notice to Lessor (provided that if such repair work is so substantially completed prior to the expiration of such thirty (30) day period, then Lessee’s election to terminate shall be nullified and this Lease shall continue in full force and effect).

22.  DEFAULT. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Lessee:

a.  Lessee’s failure to pay when due Base Rent or any other Rentals or other sums payable hereunder where such failure is not cured within five (5) days following Lessor’s delivery of written notice thereof (which notice shall be in lieu of, and not in addition to, any notice required under applicable laws, including, without limitation, notices required under California Code of Civil Procedure Section 1161 or any similar or successor statute);

b.  Lessee’s abandonment of the Premises.

c.  Commencement, and continuation for at least forty five (45) days, of any case, action, or proceeding by, against, or concerning Lessee, or any guarantor of Lessee’s obligations under this Lease (“Guarantor”), under any federal or state bankruptcy, insolvency, or other debtor’s relief law, including without limitation, (i) a case under Title 11 of the United States Code concerning Lessee, or a Guarantor, whether under Chapter 7, 11, or 13 of such Title or under any other Chapter, or (ii) a case, action, or proceeding seeking Lessee’s or a Guarantor’s financial reorganization or an arrangement with any of Lessee’s or a Guarantor’s creditors;

d.  Voluntary or involuntary appointment of a receiver, trustee, keeper, or other person who takes possession for more than forty five (45) days of substantially all of Lessee’s or a Guarantor’s assets, or of any asset used in Lessee’s business on the Premises, regardless of whether such appointment is as a result of insolvency or any other cause;

e.  Execution of an assignment for the benefit of creditors of substantially all assets of Lessee or a Guarantor available by law for the satisfaction of judgment creditors;

f.  Commencement of proceedings for winding up or dissolving (whether voluntary or involuntary) the entity of Lessee or a Guarantor, if Lessee or such Guarantor is a corporation, partnership, limited liability company or other entity;

g.  Levy of a writ of attachment or execution on Lessee’s interest under this Lease, if such writ continues for a period of ten (10) business days;

h.  Any Transfer or attempted Transfer of this Lease by Lessee contrary to the provisions of Article 13 above; or

i.  With respect to any report that Lessee is required to submit hereunder, the submission by Lessee of any false report;

j.  The use or occupancy of the Premises for any use or purpose not specifically allowed by the terms of this Lease; or

k.  Breach by Lessee of any term, covenant, condition, warranty, or provision contained in this Lease or of any other obligation owing or due to Lessor other than as described in subsections 22.a., b., c., d., e., f., g., h., i. or j. of this Article 22, where such failure shall continue for the period specified in this Lease or if no such period is specified, for a period of thirty (30) days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of Lessee’s default is such that more than thirty (30) days are reasonably required for its cure, Lessee shall not be deemed to be in default if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

23.  REMEDIES UPON DEFAULT. Upon any default or breach by Lessee, at any time thereafter, with or without notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have hereunder or otherwise at law or in equity by reason of such default or breach Lessor may do the following:

a.  Termination of Lease. Lessor may terminate this Lease or Lessee’s right to possession of the Premises by notice to Lessee or any other lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee:

(i)  The worth at the time of award of the unpaid Rentals which had been earned at the time of termination;

(ii)  The worth at the time of award of the amount by which the unpaid Rentals which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided;

(iii)  The worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the unpaid Rentals for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and

(iv)  Any other amounts necessary to compensate Lessor for detriment proximately caused by the default by Lessee or which in the ordinary course of events would likely result, including without limitation the reasonable costs and expenses incurred by Lessor for:

(A)  Retaking possession of the Premises;

(B)  Cleaning and making repairs and alterations (including installation of leasehold improvements, whether or not the same shall be funded by a reduction of rent, direct payment or otherwise) necessary to return the Premises to good condition and preparing the Premises for reletting;

(C)  Removing, transporting, and storing any of Lessee’s property left at the Premises (although Lessor shall have no obligation to remove, transport, or store any of the property);

(D)  Reletting the Premises, including without limitation, brokerage commissions, advertising costs, and attorneys’ fees;

(E)  Attorneys’ fees, expert witness fees and court costs;

(F)  Any unamortized real estate brokerage commissions paid in connection with this Lease; and

(G)  Costs of carrying the Premises, such as repairs, maintenance, taxes and insurance premiums, utilities and security precautions, if any.

The “worth at the time of award” of the amounts referred to in Articles 23.a.(i) and 23.a.(ii) is computed by allowing interest at an annual rate equal to the greater of: ten percent (10%); or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the 25th day of the month immediately preceding the default by Lessee, on advances to member banks under Section 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended (the “Stipulated Rate”). The computation of the amount of rental loss that could be or could have been reasonably avoided by Lessor pursuant to California Civil Code section 1951.2 shall take into account the use restrictions set forth in Article 8.a. above except to the extent that Lessee proves that under all circumstances the enforcement of the use restriction would be unreasonable.

b.  Continuation of Lease. Lessor may continue this Lease in full force and effect, and the Lease shall continue in effect as long as Lessor does not terminate Lessee’s right to possession, and Lessor shall have the right to enforce all rights and remedies under this Lease including the right to collect all Rentals when due. During the period Lessee is in default, Lessor can enter the Premises and relet them, or any part of them, to third parties for Lessee’s account. Lessee shall be liable immediately to Lessor for all costs Lessor incurs in reletting the Premises, including without limitation, those items outlined in subsections a.(i) through a.(iv) of this Article 23, and other like costs. Reletting can be for a period shorter or longer than the remaining Term. Lessee shall pay to Lessor all Rentals due under this Lease on the date the Rentals are due, less the rent Lessor receives from any reletting. The use restriction provided in Article 8.a. above shall apply to Lessor’s remedies under California Civil Code section 1951.4 except to the extent that Lessee proves that under all circumstances enforcement of the use restriction would be unreasonable.

c.  Other Remedies. Lessor may pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State in which the Premises are located.

d.  General. The following shall apply to Lessor’s remedies:

(i)  No entry upon or taking of possession of the Premises or any part thereof by Lessor, nor any letting or subletting thereof by Lessor for Lessee, nor any appointment of a receiver, nor any other act of Lessor, whether acceptance of keys to the Premises or otherwise, shall constitute or be construed as an election by Lessor to terminate this Lease or Lessee’s right to possession of the Premises unless a written notice of such election be given to Lessee by Lessor.

(ii)  If Lessor elects to terminate this Lease or Lessee’s right to possession hereunder, Lessee shall surrender and vacate the Premises in broom-clean condition, and Lessor may re-enter and take possession of the Premises and may eject all parties in possession or eject some and not others or eject none. Any personal property of or under the control of Lessee remaining on the Premises at the time of such re-entry may be considered and treated by Lessor as abandoned.

24.  EMINENT DOMAIN. If more than twenty-five percent (25%) of the area of the Premises is taken or appropriated for any public or quasi-public use under the power of eminent domain, or conveyed in lieu thereof, or if such amount of the Premises is taken or appropriated as makes it impracticable for Lessee to operate its business in the Premises (as reasonably determined by Lessee), either party hereto shall have the right, at its option, to terminate this Lease by written notice to the other party given within ten (10) days of the date of such taking, appropriation or conveyance, and Lessor shall be entitled to any and all income, rent, award, or any interest therein whatsoever which may be paid or made (the “Award”) in connection with such public or quasi-public use or purpose, and Lessee shall have no claim against Lessor for (and hereby assigns to Lessor any claim which Lessee may have for) the value of any unexpired Term of this Lease. Lessee shall be entitled to pursue its own award in the event of a taking or appropriation that results in the termination of this Lease including sums to compensate Lessee for trade fixtures, moving expenses and loss of good will, provided that such award does not decrease the amount or value of Lessor’s Award If any part of the Building or the Project other than the Premises may be so taken, appropriated or conveyed, Lessor shall have the right at its option to terminate this Lease, and in any such event Lessor shall be entitled to the entire Award whether or not this Lease is terminated. If this Lease is terminated as provided above: (i) the termination shall be effective as of the date upon which title to the Premises, the Building, the Project, or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor; (ii) Lessor shall refund to Lessee any prepaid but unearned Rentals and the unused balance of the Security Deposit; and (iii) Lessee shall pay to Lessor any Rentals or other charges due Lessor under the Lease, prorated as of the date of taking.

If less than twenty-five percent (25%) of the Premises is so taken, appropriated or conveyed, or more than twenty-five percent (25%) thereof is so taken, appropriated or conveyed and neither party elects to terminate as herein provided, (i) Lessor shall be entitled to the entirety of the Award, and Lessee shall be entitled to make a claim for any separate award attributable to any taking of Lessee’s trade fixtures so long as any such award to Lessee does not reduce the amount of the Award available to Lessor; and (ii) the Rental thereafter to be paid hereunder for the Premises shall be reduced in the same ratio that the percentage of the area of the Premises so taken, appropriated or conveyed bears to the total area of the Premises immediately prior to the taking, appropriation or conveyance. In addition, if any Rentable Area in the Building containing the Premises is so taken, appropriated or conveyed and this Lease is not terminated by Lessor, Lessee’s Percentage Share of Building Expenses allocated to the Office Cost Pool shall be adjusted pursuant to Article 7.

Notwithstanding this Article 24 above, upon a temporary taking of all or any portion of the Premises, the Lease shall remain in effect and Lessee shall continue to pay and be liable for all Rentals under this Lease. Upon such temporary taking, Lessee shall be entitled to any Award for the temporary use of the portion of the Premises taken which is attributable to the period prior to the date of Lease Termination, and Lessor shall be entitled to any portion of the Award for such use attributable to the period after Lease Termination. As used in this paragraph, a temporary taking shall mean a taking for a period of one year or less and does not include a taking which is to last for an indefinite period and/or which will terminate only upon the happening of a specified event unless it can be determined at the time of the taking when such event will occur.

25.  OFFSET STATEMENT; MODIFICATIONS FOR LENDER. Lessee shall at any time and from time to time within ten (10) days following request from Lessor execute, acknowledge and deliver to Lessor a statement in writing, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), (ii) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of the Lessor hereunder, or specifying such defaults if any are claimed, (iii) certifying the date Lessee entered into occupancy of the Premises and that Lessee is open and conducting business at the Premises, (iv) certifying the date to which Rentals and other charges are paid in advance, if any, (v) evidencing the status of this Lease as may be required either by a lender making a loan affecting or a purchaser of the Premises, or part of the Project from Lessor, (vi) certifying that all improvements to be constructed on the Premises by Lessor are substantially completed (if applicable), except for any punch list items which do not prevent Lessee from using the Premises for its intended use, and (vii) certifying such other matters relating to this Lease and/or the Premises as may be requested by Lessor or a lender making a loan to Lessor or a purchaser of the Premises, or any part of the Project from Lessor. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Project, or any interest therein. Lessee shall, within ten (10) days following request of Lessor, deliver such other documents including Lessee’s financial statements as are reasonably requested in connection with the sale of, or loan to be secured by, any portion of the Project, or any interest therein.

If in connection with obtaining financing for all or any portion of the Project, any lender shall request modifications of this Lease as a condition to Lessor obtaining such financing, Lessee will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the financial obligations of Lessee hereunder or materially and adversely affect the leasehold interest hereby created or Lessee’s rights hereunder.

26.  PARKING. Lessee shall have the right to use the number of non-exclusive parking spaces located within the Project as designated in Article 1.k. without charge during the Term; except, however, notwithstanding anything to the contrary contained in this Lease, if a charge, fee, tax or other imposition is assessed against Lessor or the Project by applicable governmental authorities based upon use of parking spaces at the Project or is required by applicable governmental authorities to be assessed by Lessor upon users of parking spaces at the Project, then Lessee shall pay its equitable share of such charge, fee, tax or other imposition to Lessor monthly in advance as additional rent. Use of all parking spaces shall be subject to rules and regulations established by Lessor which may be altered at any time and from time to time during the Term. The location of all parking spaces may be designated from time to time by Lessor. Neither Lessee nor Lessee’s Agents shall at any time use more parking spaces than the number so allocated to Lessee or park or permit the parking of their vehicles in any portion of the Parcel not designated by Lessor as a non-exclusive parking area. Lessee and Lessee’s Agents shall not have the exclusive right to use any specific parking space, except as expressly stated in this Article 26.

Notwithstanding the number of parking spaces designated for Lessee’s non-exclusive use, in the event by reason of any rule, regulation, order, law, statute or ordinance of any governmental or quasi-governmental authority relating to or affecting parking on the Parcel, or any cause beyond Lessor’s reasonable control, Lessor is required to reduce the number of parking spaces on the Parcel, Lessor shall have the right to proportionately reduce the number of Lessee’s parking spaces and the non-exclusive parking spaces of other tenants of the Building. Lessor reserves the right in its absolute discretion: to determine whether parking facilities are becoming overcrowded and in such event to re-allocate the location of parking spaces among Lessee and other tenants of the Project on a non-discriminatory basis; to have any vehicles owned by Lessee or Lessee’s Agents which are parked in violation of the provisions of this Article 26 or Lessor’s rules and regulations relating to parking, towed away at Lessee’s cost, after having given Lessee reasonable notice. In the event Lessor elects or is required by any law to limit or control parking on the Parcel, by validation of parking tickets or any other method, Lessee agrees to participate in such validation or other program under such reasonable rules and regulations as are from time to time established by Lessor. Lessor shall have the right to close all or any portion of the parking areas at reasonable times for any purpose, including, without limitation, the prevention of a dedication thereof, or the accrual of rights in any person or the public therein. Employees of Lessee shall be required to park in areas designated for employee parking, if any. The parking areas shall not be used by Lessee or Lessee’s Agents for any purpose other than the parking of motor vehicles and the ingress and egress of pedestrians and motor vehicles.

27.  AUTHORITY. If Lessee is a corporation, partnership, limited liability company or other entity, said entity represents and warrants that the individual executing the Lease on behalf of the entity is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation or on behalf of said partnership in accordance with the partnership agreement of such partnership or otherwise on behalf of said entity in accordance with the organizational documents governing such entity, and that this Lease is binding upon said entity in accordance with its terms. If Lessee is a corporation or other entity, Lessee shall, upon execution of this Lease, deliver to Lessor a certified copy of a resolution of the Board of Directors of said corporation or other evidence of organizational approval authorizing or ratifying the execution of this Lease. If Lessee fails to deliver such resolution or other evidence to Lessor upon execution of this Lease, Lessor shall not be deemed to have waived its right to require delivery of such resolution or other evidence, and at any time during the Term Lessor may request Lessee to deliver the same, and Lessee agrees it shall thereafter promptly deliver such resolution or other evidence to Lessor. If Lessee is a corporation or other entity, Lessee hereby represents, warrants, and covenants that (i) Lessee is a valid and existing corporation or other entity; (ii) Lessee is qualified to do business in California; (iii) all fees and all franchise and corporate taxes of Lessee are paid to date, and will be paid when due; (iv) all required forms and reports will be filed when due; and (v) the signers of this Lease are properly authorized to execute this Lease on behalf of Lessee and to bind Lessee hereto.

28.  SURRENDER OF PREMISES.

a.  Condition of Premises. Lessee shall, upon Lease Termination, surrender the Premises in the condition required pursuant to subsection 10.b. above, and otherwise in broom clean, trash free, and in good condition, reasonable wear and tear, and insured casualties to the extent of Net Insurance Proceeds recovered by Lessor, alone excepted. By written notice to Lessee, Lessor may elect to cause Lessee to remove from the Premises or cause to be removed, at Lessee’s expense, any logos, signs, notices, advertisements or displays placed on the Premises by Lessee. If the Premises is not so surrendered as required by this Article 28, Lessee shall indemnify, defend and hold harmless Lessor from and against any loss or liability resulting from Lessee’s failure to comply with the provisions of this Article 28, including, without limitation, any claims made by any succeeding tenant or losses to Lessor due to lost opportunities to lease to succeeding tenants, and the obligations of Lessee pursuant hereto shall survive the Lease Termination.

b.  Removal of Personal Property. Lessee shall remove all its personal property from the Premises upon Lease Termination, and shall immediately repair all damage to the Premises, Building and Common Area caused by such removal. Any personal property remaining on the Premises after Lease expiration or sooner termination may be packed, transported, and stored at a public warehouse at Lessee’s expense. If after Lease Termination and, within ten (10) days after written demand by Lessor, Lessee fails to remove Lessee’s personal property or, if removed by Lessor, fails to pay the removal expenses, the personal property may be deemed abandoned property by Lessor and may be disposed of as Lessor deems appropriate. Lessee shall repair any damage to the Premises caused by or in connection with the removal of any personal property, including without limitation, the floor and patch and paint the walls, when required by Lessor, to Lessor’s reasonable satisfaction, all at Lessee’s sole cost and expense. The provisions of this Article 28 shall survive Lease Termination.

29.  LESSOR DEFAULT AND MORTGAGEE PROTECTION. Lessor shall not be in default under this Lease unless Lessee shall have given Lessor written notice of the breach, and, within thirty (30) days after notice, Lessor has not cured the breach or, if the breach is such that it cannot reasonably be cured under the circumstances within thirty (30) days, has not commenced diligently to prosecute the cure to completion. The liability of Lessor pursuant to this Lease shall be limited to Lessor’s interest in the Building and any income therefrom and any money judgment obtained by Lessee based upon Lessor’s breach of this Lease or otherwise relating to this Lease or the Premises, shall be satisfied only out of the proceeds of the sale or disposition of Lessor’s interest in the Building (whether by Lessor or by execution of judgment). Lessee agrees that the obligations of Lessor under this Lease do not constitute personal obligations of the individual partners, whether general or limited, members, directors, officers or shareholders of Lessor, and Lessee shall not seek recourse against the individual partners, members, directors, officers or shareholders of Lessor or any of their personal assets for satisfaction of any liability with respect to this Lease. Upon any default by Lessor under this Lease, Lessee shall give notice by registered mail to any beneficiary or mortgagee of a deed of trust or mortgage encumbering the Premises, and/or any portion of the Project, whose address shall have been furnished to it, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises, and/or Project, or any portion thereof, by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

30.  RIGHTS RESERVED BY LESSOR. Lessor reserves the right from time to time, without abatement of Rentals and without limiting Lessor’s other rights under this Lease and (in the case of subsections (ii), (iii), (v) and (xi) below) so long as Lessee’s obligations under this Lease are not materially increased thereby nor Lessee’s rights materially decreased: (i) to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Project above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand any building within the Project; (ii) to designate other land outside the current boundaries of the Project be a part of the Project, in which event the Parcel shall be deemed to include such additional land, and the Common Areas shall be deemed to include Common Areas upon such additional land; (iii) to add additional buildings and/or other improvements (including, without limitation, additional parking structures or extension of existing parking structures) to the Project, which may be located on land added to the Project pursuant to clause (ii) above; (iv) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscape areas and walkways; (v) to close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (vi) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building or the Project, or any portion thereof; (vii) to grant the right to the use of the Exterior Common Area to the occupants of other improvements located on the Parcel; (viii) to designate the name, address, or other designation of the Building and/or Project, without notice or liability to Lessee; (ix) to close entrances, doors, corridors, elevators, escalators or other Building facilities or temporarily abate their operation; (x) to change or revise the business hours of the Building; and (xi) to do and perform such other acts and make such other changes in, to or with respect to the Common Areas, the Building or any other portion of the Project as Lessor deems to be appropriate in the exercise of its reasonable business judgment.

31.  EXHIBITS. Exhibits and riders, if any, signed by the Lessor and the Lessee and endorsed on or affixed to this Lease are a part hereof.

32.  WAIVER. No covenant, term or condition in this Lease or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed. Any waiver of the breach of any covenant, term or condition herein shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition. Acceptance by Lessor of any performance by Lessee after the time the same shall have become due shall not constitute a waiver by Lessor of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Lessor in writing. The acceptance by Lessor of any sum less than that which is required to be paid by Lessee shall be deemed to have been received only on account of the obligation for which it is paid (or for which it is allocated by Lessor, in Lessor’s absolute discretion, if Lessee does not designate the obligation as to which the payment should be credited), and shall not be deemed an accord and satisfaction notwithstanding any provisions to the contrary written on any check or contained in a letter of transmittal. Lessor’s efforts to mitigate damages caused by any default by Lessee shall not constitute a waiver of Lessor’s right to recover damages for any default by Lessee. No custom or practice which may arise between the parties hereto in the administration of the terms hereof shall be construed as a waiver or diminution of Lessor’s right to demand performance by Lessee in strict accordance with the terms of this Lease.

33.  NOTICES. All notices, consents and demands which may or are to be required or permitted to be given by either party to the other hereunder shall be in writing. All notices, consents and demands by Lessor to Lessee shall be personally delivered, sent by overnight courier providing receipt of delivery (such as Federal Express), or sent by United States Certified Mail, postage prepaid return receipt requested, addressed to Lessee as designated in Article 1.l., or to such other place as Lessee may from time to time designate in a notice to Lessor pursuant to this Article 33. All notices and demands by Lessee to Lessor shall be personally delivered, sent by overnight courier providing receipt of delivery (such as Federal Express) or sent by United States Certified Mail, postage prepaid return receipt requested (provided that a copy of any such notice or demand so sent by United States Certified Mail shall be concurrently sent by Lessee to Lessor by facsimile transmission), addressed to Lessor as designated in Article 1.l., or to such other person or place as Lessor may from time to time designate in a notice to Lessee pursuant to this Article 33. Notices sent by overnight courier shall be deemed delivered upon the next business day following deposit with such overnight courier for next business day delivery. Mailed notices shall be deemed delivered three (3) business days after deposit in the United States mail as required by this Article 33.

34.  JOINT OBLIGATIONS. If Lessee consists of more than one person or entity, the obligations of each Lessee under this Lease shall be joint and several.

35.  MARGINAL HEADINGS. The captions of paragraphs and articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

36.  TIME. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor except as to the delivery of possession of the Premises to Lessee.

37.  SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained, subject to the provisions of Article 13, apply to and bind the heirs, successors, executors, administrators, legal representatives and assigns of the parties hereto.

38.  RECORDATION. Upon request by Lessor, Lessee shall execute and acknowledge a short form of this Lease in form for recording which may be recorded at Lessor’s election. Lessee shall not record this Lease or a short form or memorandum hereof without the prior written consent of Lessor.

39.  QUIET POSSESSION. Upon Lessee paying the Rentals reserved hereunder and observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire Term, subject to all the provisions of this Lease and subject to any ground or underlying leases, mortgages or deeds of trust now or hereafter affecting the Premises or the Building and the rights reserved by Lessor hereunder.

40.  LATE CHARGES; ADDITIONAL RENT AND INTEREST.

a.  Late Charges. Lessee acknowledges that late payment by Lessee to Lessor of Rentals or other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which is impracticable or extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by the terms of any mortgage or trust deed covering the Premises or any part of the Project. Accordingly, if any installment of Rentals or any other sum due from Lessee is not received by Lessor or Lessor’s designee within five (5) days after the due date, then Lessee shall pay to Lessor, in each case, a late charge equal to ten percent (10%) of such overdue amount; provided, however, that with respect to the first such late payment in any twelve (12) consecutive month period during the Term, such late charge shall not be payable unless such late payment by Lessee shall not be cured within five (5) days following Lessee’s receipt of written notice from Lessor of such late payment. The parties agree that such late charge represents a fair and reasonable estimate of the cost that Lessor will incur by reason of late payment by Lessee. Acceptance of any late charges by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of its other rights and remedies under this Lease.

b.  Rentals, Additional Rent and Interest. All taxes, charges, costs, expenses, and other amounts which Lessee is required to pay hereunder, including without limitation Lessee’s Percentage Share of Building Expenses allocated to the Office Cost Pool, and all interest and charges (including late charges) that may accrue thereon upon Lessee’s failure to pay the same and all damages, costs and expenses which Lessor may incur by reason of any default by Lessee shall be deemed to be additional rent hereunder. Upon nonpayment by Lessee of any additional rent, Lessor shall have all the rights and remedies with respect thereto as Lessor has for the nonpayment of Base Rent. The term “Rentals” as used in this Lease is Base Rent and all additional rent. Any payment due from Lessee to Lessor (including but not limited to Base Rent and all additional rent) which is not paid within five (5) days of when due shall bear interest from the date when due until paid, at an annual rate equal to the lesser of 10% per annum or the maximum rate that Lessor is allowed to contract for by law. Payment of such interest shall not excuse or cure any default by Lessee. In addition, Lessee shall pay all costs and attorneys’ fees incurred by Lessor in collection of such amounts. All Rentals and other moneys due under this Lease shall survive the Lease Termination. Interest on Rentals past due as provided herein shall be in addition to the late charges levied pursuant to 40.a. above. All Rentals shall be paid to Lessor, in lawful money of the United States of America which shall be legal tender at the time of payment, at the address of Lessor a provided herein, or to such other person or at such other place as Lessor may from time to time designate in writing. If at any time during the Term Lessee pays any Rentals by check which is returned for insufficient funds, Lessor shall have the right, in addition to any other rights or remedies Lessor may have hereunder, to require that Rentals thereafter be paid in cash or by cashier’s or certified check.

41.  PRIOR AGREEMENTS. This Lease contains all of the agreements of the parties hereto with respect to the Premises, this Lease or any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on Lessor until fully executed by Lessor.

42.  INABILITY TO PERFORM. This Lease and the obligations of the Lessee hereunder shall not be affected or impaired because the Lessor is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike, labor troubles, Acts of God, or any other cause, similar or dissimilar, beyond the reasonable control of the Lessor.

43.  ATTORNEYS’ FEES. If any litigation, judicial reference or arbitration proceeding is commenced between the parties hereto concerning this Lease and/or the rights and obligations including but not limited to claims in contract, tort or equity of either party in relation thereto, the party prevailing in such litigation or arbitration proceeding, or the non-dismissing party in the event of a dismissal with or without prejudice, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for any and all costs and expenses, including, without limitation, attorneys’ fees, expert witness fees, consultants’ fees, court costs, cost of paralegals, accounts, business office expenses of any kind or nature, including but not limited to staff, traveling expenses, telephone expenses, internal bookkeeping and accounting and any and all other costs and expenses of defense or prosecution incurred in connection therewith, whether specified herein or not. Any such attorneys’ fees and other costs and expenses incurred by the prevailing or non-dismissing party in enforcing a judgment in its favor under this Lease, whether or not suit is filed, shall be recoverable separately from and in addition to any other amount included in such judgment or award, and such obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment or award.

44.  SALE OF PREMISES BY LESSOR. Upon a sale or conveyance by the Lessor herein named (and in case of any subsequent transfers or conveyances, the then grantor) of Lessor’s interest in the Building, other than a transfer for security purposes only, the Lessor herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be relieved, from and after the date of such transfer, of all obligations and liabilities accruing thereafter on the part of Lessor, provided that any funds in the hands of Lessor or the then grantor at the time of transfer and in which Lessee has an interest, less any deductions permitted by law or this Lease, shall be delivered to Lessor’s successor. Following such sale or conveyance by Lessor or the then grantor, Lessee agrees to look solely to the responsibility of the successor-in-interest of Lessor in and to this Lease. This Lease shall not be affected by any such sale or conveyance and Lessee agrees to attorn to the purchaser or assignee.

45.  SUBORDINATION/ATTORNMENT. This Lease shall automatically be subject and subordinate to all ground or underlying leases which now exist or may hereafter be executed affecting any portion of the Project and to the lien of any mortgages or deeds of trust (including all advances thereunder, renewals, replacements, modifications, supplements, consolidations, and extensions thereof) in any amount or amounts whatsoever now or hereafter placed on or against any portion of the Project, or on or against Lessor’s interest or estate therein, or on or against any ground or underlying lease, without the necessity of the execution and delivery of any further instruments on the part of Lessee to effectuate such subordination. Lessor agrees to use commercially reasonable efforts to obtain, at no expense to Lessor, a commercially reasonable subordination and non-disturbance agreement from any current or future holder of any ground lease, lien, mortgage or deed of trust (“Holder”) that provides that so long as Lessee is not in default of this Lease beyond any applicable notice and cure period, such Holder shall recognize all of Lessee’s rights under this Lease (an “SNDA”); provided that Lessor’s failure to obtain such SNDA shall not affect this Lease in any way whatsoever or result in Lessor being deemed in default under this Lease. Lessee covenants and agrees to execute and deliver upon demand and without charge therefor, such further instruments evidencing the subordination of this Lease to such ground or underlying leases and/or to the lien of any such mortgages or deeds of trusts as may be required by Lessor or a lender making a loan affecting the Project; provided that such mortgagee or beneficiary under such mortgage or deed of trust or lessor under such ground or underlying lease agrees in writing that so long as Lessee is not in default under this Lease, this Lease shall not be terminated in the event of any foreclosure or termination of any ground or underlying lease. Failure of Lessee to execute such instruments evidencing subordination of this Lease shall constitute a default by Lessee under this Lease. If any mortgagee, beneficiary or lessor elects to have this Lease prior to the lien of its mortgage, deed of trust or lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to such mortgage, deed of trust or lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust, or lease or the date of the recording thereof.

If any proceedings are brought to terminate any ground or underlying leases or for foreclosure, or upon the exercise of the power of sale, under any mortgage or deed of trust covering any portion of the Project, Lessee shall attorn to the lessor or purchaser upon any such termination, foreclosure or sale and recognize such lessor or purchaser as the Lessor under this Lease. So long as Lessee is not in default hereunder and attorns as required above, this Lease shall remain in full force and effect for the full term hereof after any such termination, foreclosure or sale.

46.  NAME. Lessee shall not use any name, picture or representation of the Building or Project for any purpose other than as an address of the business to be conducted by the Lessee in the Premises.

47.  SEVERABILITY. Any provision of this Lease which proves to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision of this Lease and all such other provisions shall remain in full force and effect; however, if Lessee’s obligation to pay the Rentals is determined to be invalid or unenforceable, this Lease shall terminate at the option of Lessor.

48.  CUMULATIVE REMEDIES. Except has otherwise expressly provided in this Lease, no remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

49.  CHOICE OF LAW. This Lease shall be governed by the laws of the State of California.

50.  SIGNS. Lessee shall not inscribe, paint, affix or place any sign, awning, canopy, advertising matter, decoration or lettering upon any portion of the Premises, including, without limitation, any exterior door, window or wall, without Lessor’s prior written consent. Lessor shall provide, at Lessor’s sole cost and expense, Building standard suite signage at the entrance of the Premises and identification for Lessee on the Building directories.

51.  GENDER AND NUMBER. Wherever the context so requires, each gender shall include any other gender, and the singular number shall include the plural and vice-versa.

52.  CONSENTS. Whenever the consent of Lessor is required herein, the giving or withholding of such consent in any one or any number of instances shall not limit or waive the need for such consent in any other or future instances. Any consent given by Lessor shall not be binding upon Lessor unless in writing and signed by Lessor or Lessor’s agents. Notwithstanding any other provision of this Lease, where Lessee is required to obtain the consent of Lessor to do any act, or to refrain from the performance of any act, Lessee agrees that if Lessee is in default with respect to any term, condition, covenant or provision of this Lease beyond any applicable notice and cure period, then Lessor shall be deemed to have acted reasonably in withholding its consent if said consent is, in fact, withheld.

53.  BROKERS. Lessor shall be responsible, pursuant to separate written agreement, for the payment of the commission in connection with this Lease owing to the brokers designated in Article 1.m. Lessee warrants that it has had no dealing with any real estate broker or agents in connection with the negotiation of this Lease excepting only the broker or agent designated in Article 1.m., and that it knows of no other real estate broker or agent who is entitled to or can claim a commission in connection with this Lease. Lessee agrees to indemnify, defend and hold Lessor harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) with respect to any alleged leasing commission or equivalent compensation alleged to be owing on account of Lessee’s dealings with any real estate broker or agent other than those designated in Article 1.m. Lessor agrees to indemnify, defend and hold Lessee harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) with respect to any alleged leasing commission or equivalent compensation alleged to be owing on account of Lessor’s dealings with any real estate broker or agent.

54.  SUBSURFACE AND AIRSPACE. This Lease confers on Lessee no rights either with respect to the subsurface of the Parcel or with regard to airspace above the top of the Building or above any paved or landscaped areas on the Parcel or Common Area and Lessor expressly reserves the right to use such subsurface and airspace areas, including without limitation the right to perform construction work thereon and in regard thereto. Any diminution or shutting off of light, air or view by any structure which may be erected by Lessor on those portions of the Parcel, Common Area and/or Building reserved by Lessor shall in no way affect this Lease or impose any liability on Lessor. Lessor shall have the exclusive right to use all or any portion of the roof, side and rear walls of the Premises and Building for any purpose so long as such use does not materially interfere with the permitted use or occupancy of the Premises by Tenant. Lessee shall have no right whatsoever to the exterior of the exterior walls or the roof of the Premises or any portion of the Project outside the Premises except as provided in Article 55 of this Lease.

55.  COMMON AREA. For purposes of the Lease, “Common Area” shall collectively mean the following:

a.  Exterior Common Area. That portion of the Parcel other than the land comprising the property, and all facilities and improvements on such portion for the non-exclusive use of Lessee in common with other authorized users, including, but not limited to, vehicle parking areas, driveways, sidewalks, landscaped areas, and the facilities and improvements necessary for the operation thereof (the “Exterior Common Area”); and

b.  Building Common Area. That portion of the Building in which the Premises are located, and all of the facilities therein, set aside by Lessor for the non-exclusive use of Lessee in common with other authorized users, including, but not limited to, entrances, lobbies, halls, atriums, corridors, toilets and lavatories, passenger elevators and service areas (the “Building Common Area”).

Subject to the limitations and restrictions contained in this Lease, and the Rules and Regulations, Lessor grants to Lessee and Lessee’s Agents the nonexclusive right to use the Common Area in common with Lessor, Lessor’s agent, other occupants of the Building and Project, other authorized users and their agents, subject to the provisions of this Lease. The right to use the Common Area shall terminate upon Lease Termination.

56.  LABOR DISPUTES. If Lessee becomes involved in or is the object of a labor dispute which subjects the Premises or any part of the Project to any picketing, work stoppage, or other concerted activity which in the reasonable opinion of Lessor is in any manner detrimental to the operation of any part of the Project, or its tenants, Lessor shall have the right to require Lessee, at Lessee’s own expense and within a reasonable period of time specified by Lessor, to use Lessee’s best efforts to either resolve such labor dispute or terminate or control any such picketing, work stoppage or other concerted activity to the extent necessary to eliminate any interference with the operation of the Projector its tenants. To the extent such labor dispute interferes with the performance of Lessor’s duties hereunder, Lessor shall be excused from the performance of such duties and Lessee hereby waives any and all claims against Lessor for damages or losses in regard to such duties. If Lessee fails to use its best efforts to so resolve such dispute or terminate or control such picketing, work stoppage or other concerted activity within the period of time specified by Lessor, Lessor shall have the right to terminate this Lease. Nothing contained in this Article 56 shall be construed as placing Lessor in an employer-employee relationship with any of Lessee’s employees or with any other employees who may be involved in such labor dispute. Lessee shall indemnify, defend and hold harmless Lessor from and against any and all liability (including, without limitation, attorneys’ fees and expenses) arising from any labor dispute in which Lessee is involved and which affects any part of the Project.

57.  CONDITIONS. All agreements by Lessee contained in this Lease, whether expressed as covenants or conditions, shall be construed to be covenants, conferring upon Lessor, upon breach thereof, the right to terminate this Lease.

58.  LESSEE’S FINANCIAL STATEMENTS. At any time during the Term, but only once per calendar year, Lessee shall, within fifteen (15) days following receipt of Lessor’s written request, furnish Lessor with financial statements dated no earlier than one (1) year before such request, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, reflecting Lessee’s then current financial condition. Notwithstanding the above, in the event Lessee is in default beyond any applicable notice and cure period, Lessee shall furnish said financial statements to Lessor immediately upon receipt of Lessor’s written request. Lessee hereby warrants that all financial statements delivered by Lessee to Lessor prior to the execution of this Lease by Lessee, or that shall be delivered in accordance with the terms hereof, are or shall be at the time delivered true, correct, and complete, and prepared in accordance with generally accepted accounting principles. Lessee acknowledges and agrees that Lessor is relying on such financial statements in accepting this Lease, and that a breach of Lessee’s warranty as to such financial statements shall constitute a default by Lessee. The provisions of this Article 58 shall not apply to any tenant whose stock is traded on any national exchange.

59.  LESSOR NOT A TRUSTEE. Lessor shall not be deemed to be a trustee of any funds paid to Lessor by Lessee (or held by Lessor for Lessee) pursuant to this Lease. Lessor shall not be required to keep any such funds separate from Lessor’s general funds or segregated from any funds paid to Lessor by (or held by Lessor for) other tenants of the Building. Any funds held by Lessor pursuant to this Lease shall not bear interest.

60.  MERGER. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of the Lessor, terminate all or any existing subleases or subtenancies, or may, at the option of Lessor, operate as an assignment to it of any or all such subleases or subtenancies.

61.  NO PARTNERSHIP OR JOINT VENTURE. Nothing in this Lease shall be construed as creating a partnership or joint venture between Lessor, Lessee, or any other party, or cause Lessor to be responsible for the debts or obligations of Lessee or any other party.

62.  LESSOR’S RIGHT TO PERFORM LESSEE’S COVENANTS. Except as otherwise expressly provided herein, if Lessee fails at any time to make any payment or perform any other act on its part to be made or performed under this Lease, then upon ten (10) days written notice to Lessee (provided that no such notice shall be required in the event of an emergency), and provided that Lessee has not commenced to cure such failure and is not then diligently prosecuting such cure to completion, Lessor may, but shall not be obligated to, and without waiving or releasing Lessee from any obligation under this Lease, make such payment or perform such other act to the extent that Lessor may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Lessor and all penalties, interest and costs in connection therewith shall be due and payable by Lessee to Lessor as additional rent upon demand.

63.  PLANS.. Lessee acknowledges that any plan of the Project which may have been displayed or furnished to Lessee or which may be a part of Exhibit “A” or Exhibit “B” is tentative; Lessor may from time to time change the shape, size, location, number, and extent of the improvements shown on any such plan and eliminate or add any improvements to the Project, in Lessor’s sole discretion.

64.  RELOCATION. Intentionally omitted.

65.  WAIVER OF JURY. LESSOR AND LESSEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY ON ANY CAUSE OF ACTION, CLAIM, COUNTER-CLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LESSOR AGAINST LESSEE OR LESSEE AGAINST LESSOR ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

66.  FURNITURE. Lessor hereby grants to Lessee the exclusive, irrevocable right to use the furniture listed on Exhibit “E” hereto (the “Lessor’s Personal Property”) during the Term, as the same may be extended. Lessee, at Lessee’s sole cost, shall maintain, repair and (as necessary) replace Lessor’s Personal Property to keep it in its condition upon delivery of possession of the Premises, reasonable wear and tear, casualty and condemnation excepted (and any such replacements shall be deemed to thereafter constitute a part of Lessor’s Personal Property for purposes of the Lease); provided, however, Lessee shall not be required to replace any of Lessor’s Personal Property which wears out in the normal course of use, becomes obsolete during the Term or destroyed by casualty or condemnation. However, notwithstanding Lessee’s use of Lessor’s Personal Property and work of maintenance, repair and replacement thereof, Lessor’s Personal Property shall remain the sole property of Lessor throughout the Term of the Lease and shall be surrendered with the Premises in the same condition received, reasonable wear and tear, casualty and condemnation excepted, upon the expiration of the Term or earlier termination of the Lease. Lessor agrees that it shall remove any personal property in the Premises on or before the Commencement Date that is not on Exhibit “E” hereto from the Premises at its sole cost and expense within a reasonable period of time after receipt of Lessee’s request.

67.  JOINT PARTICIPATION. Lessor and Lessee hereby acknowledge that both parties have been represented by counsel in connection with this Lease and that both parties have participated in the negotiation and drafting of all of the terms and provisions hereof. By reason of this joint participation, no term or provision of this Lease will be construed against either party as the “drafter” thereof, which terms and provisions shall include, without limitation, Article 14 hereof.

68.  NON DISCLOSURE. Lessee acknowledges that the content of this Lease and the terms and conditions of Lessee’s lease of the Premises during the Term pursuant hereto are confidential information. Lessee shall keep, and Lessee shall cause Lessee’s broker to keep, such confidential information strictly confidential and neither Lessee nor Lessee’s broker shall disclose such confidential information to any person or entity other than Lessee’s financial, legal, and space planning consultants, or as may be required by applicable disclosure laws or other applicable laws. Without limiting the generality of the foregoing, Lessee shall cause Lessee’s broker not to include any of the terms and conditions of Lessee’s lease of the Premises during the Term on Lessee’s broker’s inventory tracking systems or other systems reporting on lease transactions within the marketplace.

69.  COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall be deemed to constitute one and the same instrument.

IF THIS LEASE HAS BEEN FILLED IN, IT HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY FOR APPROVAL. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE LESSOR BY THE REAL ESTATE BROKER OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTIONS RELATING THERETO.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have entered into this Lease as of the date first written above.

LESSOR:			LESSEE:

EAGLE SQUARE PARTNERS,			SOURCEFORGE, INC.,
a California limited partnership			a Delaware corporation

By:	PROM XX, INC., a California		By: /s/ Patricia S. Morris
corporation, its general partner
Print Name: Patricia S. Morris
	By:	PROMETHEUS REAL ESTATE
		GROUP, INC., a California corporation,	Its: CFO
agent for owner

		By: /s/ Jaclyn B. Safier	By: /s/ Ali Jenab

		Print Name: Jaclyn B. Safier	Print Name: Ali Jenab

		Its: Executive Vice President/Principal	Its: President and CEO

By: /s/ William R. Leira

Print Name: William R. Leira

Its: Assistant Secretary

EXHIBIT “A”

FLOOR PLAN OF THE PREMISES

Exhibit "A" - Page 1

EXHIBIT “B”

DEPICTION OF THE PROJECT

Exhibit "B" - Page 1

EXHIBIT “C”

WORK LETTER

Exhibit "C" - Page 1

EXHIBIT “D”

RULES AND REGULATIONS

Exhibit "D" - Page 1

EXHIBIT “E”

LESSOR’S PERSONAL PROPERTY

Exhibit "E" - Page 1